Exhibit 10.5

RMB REVOLVING CREDIT AGREEMENT
between
WEALTH ZIPPER (SHANGHAI) PROPERTY DEVELOPMENT CO., LTD.,
as Initial RMB Borrower(s),
THE RMB LENDERS LISTED HEREIN
as RMB Lenders,
SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH,
as Administrative Agent and Sole Lead Arranger and Bookmanager
and
SUMITOMO MITSUI BANKING CORPORATION, SHANGHAI BRANCH,
as RMB Settlement Agent
signed on October 23, 2007
JUN HE LAW OFFICES
China Resources Building, 20th Floor,
8 Jianguomenbei Avenue
Beijing, 100005, P. R. China

CONTENTS

PART 1	2

DEFINITIONS, INTERPRETATION AND INCORPORATION BY REFERENCE	2

PART 2	13

THE FACILITY	13

PART 3	38

REPRESENTATIONS, WARRANTIES AND COVENANTS AND EVENTS OF DEFAULT AND REMEDIES	38

PART 4	48

EXPENSES AND INDEMNITY	48

PART 5	50

PAYMENTS	50

PART 6	52

ASSIGNMENTS AND TRANSFERS	52

PART 10	55

MISCELLANEOUS	55

PART 11	59

APPOINTMENT OF RMB SETTLEMENT AGENT	59

THE FIRST SCHEDULE	64

THE RMB LENDERS AND THEIR RMB COMMITMENTS	64

THE SECOND SCHEDULE	65

CONDITIONS PRECEDENT DOCUMENTS	65

THE THIRD SCHEDULE	67

i

FORM OF NOTICE OF RMB BORROWING (FORMAT)	67

THE FOURTH SCHEDULE	69

FORM OF TRANSFER AGREEMENT	69

THE FIFTH SCHEDULE	75

PAYMENT INSTRUCTIONS	75

ii

THE AGREEMENT is executed on October 23, 2007.
BETWEEN
1.	WEALTH ZIPPER (SHANGHAI) PROPERTY DEVELOPMENT CO., LTD., established and existing under the laws of the PRC having its registered office at [ ] (the “Initial RMB Borrower”);

2.	THE BANKS AND OTHER FINANCIAL INSTITUTIONS whose names and addresses are set out in the First Schedule hereto as RMB lenders (the “RMB Lenders”);

3.	SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH, as Administrative Agent and Sole Lead Arranger and Bookmanager; and

4.	SUMITOMO MITSUI BANKING CORPORATION, SHANGHAI BRANCH, as RMB settlement agent.
WHEREAS:-
(A)	AMB JAPAN FINANCE Y.K., the QUALIFIED BORROWERS (as defined therein, and together with AMB Japan Finance Y.K., collectively, the “Borrower”), AMB PROPERTY, L.P. and AMB PROPERTY CORPORATION, as guarantors, the BANKS and SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH, as administrative agent and sole lead arranger and bookmanager, have entered into an AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of June 23, 2006 (as amended, the “Master Agreement”).

(B)	Pursuant to the Master Agreement, the Borrower shall have the right to borrow an aggregate amount up to JPY45,000,000,000 which can be increased up to JPY55,000,000,000 upon request of the Borrower.

(C)	Under Section 9.5(c) of the Master Agreement, the parties thereto have agreed that the Master Agreement shall be modified so as to, amongst other things, permit, at the option of the Borrower borrowings denominated in Renminbi in amounts up to RMB500,000,000.

(D)	The parties hereto have agreed that, in order to give effect to Section 9.5(c) of the Master Agreement, the PRC onshore branches of the Participating Banks (as defined in the Master Agreement) shall make available the said borrowings to certain PRC onshore subsidiaries of the AMB Property, L.P. and AMB Property Corporation and, therefore, the parties hereto have agreed to enter into this Agreement upon terms and conditions as hereinafter set forth.

IT IS HEREBY AGREED as follows:
PART 1
DEFINITIONS, INTERPRETATION AND INCORPORATION BY REFERENCE
Clause 1 Definitions, Interpretation and Incorporation by Reference
1.1	Definitions Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings as the follows.

Administrative Agent	means Sumitomo Mitsui Banking Corporation, New York Branch in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

Affiliate	means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities or ownership interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or ownership interest or by contract or otherwise.

Assignor	has the meaning set forth in Clause 9.3 hereof.

Borrower	has the meaning set forth in the recitals

above.

Closing Date	means the date on which the conditions set forth in Clause 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

Default	means (i) a Guarantor Default under the Master Agreement or (ii) any RMB Borrower Default.

Drawdown Date	means, in relation to a RMB Advance, the proposed date for the making of such RMB Advance as specified in the Notice of RMB Borrowing therefor, or where such RMB Advance has been made, the date on which it was made.

Event of Default	means (i) a Guarantor Event of Default or (ii) a RMB Borrower Event of Default.

Final Maturity	means June 23, 2010, provided, however, that if AMB Property, LP exercises its right to extend the Maturity Date (as defined in the Master Agreement) pursuant to Section 2.10(b) of the Master Agreement, then the term of this Agreement shall automatically be extended for a period of one (1) year and the “Final Maturity” shall then mean June 23, 2011.

Guarantor Default	has the meaning ascribed to such term in the Master Agreement.

Guarantor Event of Default	has the meaning ascribed to such term in the Master Agreement.

Governmental Acts	has the meaning set forth in Clause 2.12(viii).

Interest Period	means the duration of a RMB Advance, which may be 1, 3, 6 or 12 months, as the applicable RMB Borrower may elect in the Notice of RMB Borrowing or Notice of Continuation, provided that no Interest Period may end later than the Maturity Date.

Lien	means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset.

Majority RMB Lenders	at any time RMB Lenders having at least 51% of the aggregate amount of RMB Commitments, or if the RMB Commitments shall have been terminated, RMB Lenders having at least 51% of the aggregate unpaid principal amount of the RMB Advances.

Material Adverse Effect	means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (i) the ability of the AMB Property, L.P. and AMB Property Corporation and their respective Consolidated Subsidiaries (as defined in the Master Agreement), taken as a whole, to perform their respective obligations under the Loan Documents (as defined in the Master Agreement) and/or under the RMB Loan Documents, or (ii) the ability of Administrative Agent or the Lenders to enforce the RMB Loan Documents.

Notice of RMB Borrowing	means the notice sent by any RMB Borrower to the Administrative Agent prior to the Drawdown Date for requesting a RMB Advance according to terms and conditions of Clause 2.2 substantially in the form of the Third Schedule.

Payment Instructions	means in relation to each of the RMB Lenders, the payment instructions in the Fifth Schedule as amended from time to time by written instructions to the RMB Settlement Agent by a duly authorized officer of the RMB Lender provided that such written instructions are to be made in accordance with Clause 10 of this Agreement.

Person	has the meaning ascribed to such term in the Master Agreement.

PRC	means the People’s Republic of China but for the purpose only of this Agreement, excluding the Hong Kong Special Administration Region, the Macao Special Administration Region and Taiwan Province.

Property	means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

Purchasing Lender	has the meaning set forth in Clause 9.3 hereof.

Qualified RMB Borrower	means (i) an equity joint venture, (ii) a co-operative joint venture, or (iii) a wholly foreign-owned enterprise organized under the laws of the PRC with the appropriate real estate business license to undertake real estate business (or such other business entities as are permitted under the laws of PRC to engage in real estate business), which is at least 50% owned and controlled, directly or indirectly, by AMB Property L.P. or AMB Property

Corporation and which are established for the purpose of facilitating real estate investments in PRC, and the indebtedness of which, in all cases, can be guaranteed by AMB Property L.P. or AMB Property Corporation pursuant to the provisions of the formation documents of AMB Property L.P. or AMB Property Corporation and who has been added as a Qualified RMB Borrower hereunder in accordance with Clause 2.15.

Qualified RMB Borrower Joinder Agreements	means, collectively, one or more Qualified RMB Borrower Joinder Agreements, among Administrative Agent (on behalf of the RMB Lenders) and a Qualified RMB Borrower at any time on or after the date of this Agreement, the form of which is attached hereto as Exhibit A.

Qualified RMB Borrower Joinder Documents	means, as to any Qualified RMB Borrower Joinder Agreement, collectively, all documents, instruments and certificates required by such Qualified RMB Borrower Joinder Agreement to be delivered pursuant to the terms hereof.

RMB Advance	means save as otherwise provided herein, all or any amounts advanced (as from time to time reduced by repayment pursuant to the terms and conditions hereof) by the RMB Lenders or a RMB Lender hereunder.

RMB Annual Fronting Bank Fee	has the meaning provided in Clause 2.19(iii).

RMB Borrower	means collectively, Initial RMB Borrower and any Qualified RMB Borrower for so long as such entity is a Qualified RMB Borrower hereunder.

RMB Borrower Default	means, a condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a RMB Borrower Event of Default.

RMB Borrower Event of Default	has the meaning set forth in Clause 5.1.

RMB Commitment	means, in relation to each RMB Lender, the amount equal to the RMB Commitment Proportion for such RMB Lender multiplied by the RMB Facility Amount from time to time pursuant to the terms hereof, which amount shall in no event exceed the amount set opposite such RMB Lender’s name in the First Schedule (and for each RMB Lender that is a Purchasing Lender, the percentage and amount set forth in the Transfer Agreement entered into pursuant to Clause 9 hereof as the Purchasing Lender’s RMB Commitment), as the same may be reduced from time to time in connection with an assignment to a Purchasing Lender and increased from time to time in connection with an assignment from an Assignor.

RMB Commitment Proportion	means, with respect to each RMB Lender, the percentage as set opposite such RMB Lender’s name in the First Schedule, reflecting the proportion of such RMB Lender’s RMB Commitment to the aggregate of the RMB Lenders’ RMB Commitments (and for each RMB Lender that is a Purchasing Lender, the percentage set forth in the Transfer Agreement entered into pursuant to Clause 9 hereof as the Purchasing Lender’s RMB Commitment Proportion), as the same may be reduced from time to time in connection with an assignment to a Purchasing Lender and increased from time to time in connection with an assignment from an Assignor.

RMB Facility Amount	means the lesser of (i) RMB500,000,000 or (ii) from time to time, the RMB equivalent of (A) the Facility Amount (as defined in the Master Agreement) minus (B) the outstanding Loans (as defined in the

Master Agreement) under the Master Agreement minus (C) the outstanding amount of the Letter of Credit Usage (as defined in the master agreement) under the Master Agreement minus (D) the Yen equivalent amount of outstanding Alternate Currency Advances (as defined in the Master Agreement) under any other Alternate Currency Facility (as defined in the Master Agreement) (excluding any RMB Advances hereunder) minus (E) the Yen equivalent of the outstanding amount of Alternate Currency Letter of Credit Usage (as defined in the Master Agreement) (excluding RMB Letter of Credit Usage hereunder); provided, however, that in the RMB Borrowers’ aggregate approved total investment and its approved registered capital.

RMB Facility Office	means in relation to the Administrative Agent, the RMB Settlement Agent or any RMB Lender, the office identified in the Payment Instructions (or, in the case of a Purchasing Lender, at the end of the Transfer Agreement to which it is a party) or such other office as it may from time to time select (and in the case of any RMB Lender, by at least 5 Business Days’ prior written notice to the Administrative Agent) or in accordance with Clause 9 (Assignments and Transfers).

RMB Finance Parties	means the Administrative Agent, the RMB Settlement Agent and the RMB Lenders, and the singular term, “RMB Finance Party”, means any of them.

RMB Fronting Bank	means Sumitomo Mitsui Banking Corporation, Shanghai Branch, and its successors and assigns.

RMB Fronting Bank Fee	has the meaning provided in Clause 2.19(iii).

RMB Lenders	means any Bank (as defined in the Master Agreement) named in the First Schedule (other than one which has ceased to be a party hereto in accordance with the terms hereof); or any Bank which has become a party hereto as a RMB Lender in accordance with the provisions of Clause 9 (Assignments and Transfers).

RMB Letter(s) of Credit	has the meaning provided in Clause 2.2(ii).

RMB Letter of Credit Collateral	has the meaning provided in Clause 4.2(ii).

RMB Letter of Credit Collateral Account	has the meaning provided in Clause 4.2(i).

RMB Letter of Credit Fee	has the meaning provided in Clause 2.19(ii).

RMB Letter of Credit Usage	means, at any time the sum of (i) the aggregate maximum amount available to be drawn under the RMB Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of any RMB Borrower’s unpaid obligations under this Agreement in respect of the RMB Letters of Credit.

RMB Loan Documents	means this Agreement, the Qualified RMB Borrower Joinder Documents and the RMB Security Documents, if any.

RMB Obligations	means all obligations, liabilities, indemnity obligations and indebtedness of every nature of the RMB Borrowers from time to time owing to any RMB Finance Parties under or in connection with this Agreement or any other RMB Loan Document.

RMB Secured Option	has the meaning set forth in Clause 2.8 of this Agreement.

RMB Secured Property	has the meaning set forth in Clause 2.8 of this Agreement.

RMB Security Documents	has the meaning set forth in Clause 2.8 of this Agreement.

RMB Settlement Agent	means Sumitomo Mitsui Banking Corporation, Shanghai Branch in its capacity as RMB Settlement Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

RMB Qualified Institution	means a RMB Lender, or one or more banks, finance companies, insurance or other financial institutions which is a Bank under the Master Agreement and (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent, (B) has total assets in excess of US$10,000,000,000 (or its equivalent in alternate currency), (C) is a RMB Qualified Institutional Investor, and (D) is approved by China Banking Regulatory Commission to make loans to RMB businesses within the applicable approved territory.

RMB Qualified Institutional Investors	has the meaning assigned thereto in Article 2, Section 3, item 1 of the Securities and Exchange Law of Japan (Law No.25 of 1948, as amended from time to time) and Article 4, Section 1 of the regulations relating to the definitions contained in such Article 2.

Subsidiary	means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by AMB Property L.P. or AMB Property Corporation.

Transfer Agreement	means an agreement substantially in the form set out in the Fourth Schedule (Form of Transfer Agreement) signed by an Assignor and Purchasing Lender.

Transfer Date	means, in relation to any Transfer Agreement, the date for the making of the transfer as specified in the schedule to such Transfer Agreement.
1.2 Interpretation.
(i)	“RMB Borrower”, “Administrative Agent”, “RMB Settlement Agent” and “RMB Lender” shall be construed so as to include their respective successors and permitted assigns and where the context permits, references to “Agent” shall include and be deemed to refer to Sumitomo Mitsui Banking Corporation, New York Branch, as Administrative Agent, and Sumitomo Mitsui Banking Corporation, Shanghai Branch, as RMB Settlement Agent, on a collective basis,

“law” or “regulation” includes any regulation, rule, treaty, ordinance, official directive, request, approval, requirement, order or guideline of any governmental or judicial body or regulatory organization;

a “Business Day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks generally are open for business in New York, Hong Kong and Shanghai;

the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at, in the case of the purchases of RMB with Japanese Yen, the applicable spot rate of exchange quoted by the People’s Bank of China at or about 11:00 a.m. Beijing time on such date for the purchase of the first currency with the second currency; and in all other cases, the spot rate of exchange at which in accordance with normal banking procedures quoted at or about 11:00 a.m. Beijing time on the relevant date for the purchase of the first currency with that second currency by Administrative Agent;

a “governmental agency” means an agency of a state or jurisdiction and includes any agency, committee, authority, central bank and department;

“indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent, secured or unsecured;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly).

(ii)	Currency Symbols “US$”, “US Dollars” or “Dollars” denote the lawful currency of the United States of America, “JPY” or “Yen” denote the lawful currency of Japan and “RMB” or “Renminbi” denote the lawful currency of the PRC.

(iii)	Headings Clause, Part and Schedule headings are for ease of reference only.

(iv)	Miscellaneous Save where the contrary is indicated, any reference in this Agreement of:
(a)	this Agreement or any other agreement or document or consent or approval shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document or consent or approval as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(b)	the singular includes the plural (and vice versa);

(c)	words of any gender include each other gender; and

(d)	the words “include” and “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.
1.3	Definitions in the Master Agreement

In this Agreement, unless the context otherwise requires, terms and expressions defined in or construed for the purposes of the Master Agreement shall have the same meanings or be construed in the same manner when used in this Agreement.

PART 2
THE FACILITY
CLAUSE 2 The Facility
2.1	Commitment To Lend Upon the terms and subject to the conditions of this Agreement, the RMB Lenders grant a RMB revolving credit facility up to a maximum aggregate amount of RMB500,000,000 to the RMB Borrowers. Each RMB Lender severally agrees, on the terms and conditions set forth in this Agreement, (a) to make RMB Advances to each RMB Borrower and participate in RMB Letters of Credit issued by the RMB Fronting Bank on behalf of each RMB Borrower pursuant to this Clause 2 from time to time during the term hereof in amounts such that the aggregate principal amount of RMB Advances by such RMB Lender at any one time outstanding, together with such RMB Lender’s RMB Commitment Proportion of the RMB Letter of Credit Usage at such time shall not exceed the amount of its RMB Commitment. Each RMB Advance outstanding under this Clause 2.1 shall be in an aggregate principal amount of RMB5,000,000 or in integral multiples of RMB1,000,000 in excess thereof (except that any such RMB Advance may be in the aggregate amount available under the RMB Facility or in any amount required to reimburse the RMB Fronting Bank for any drawing under any Letter of Credit in Clause 2.12(v)) and shall be made from the several RMB Lenders ratably in proportion to their respective RMB Commitments. In no event shall the aggregate amount outstanding at any time, plus the outstanding amount of the RMB Letter of Credit Usage, exceed the RMB Facility Amount. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.
2.2	Notice of RMB Borrowing The RMB Borrower may not deliver a Notice of RMB Borrowing or a request for issuance of RMB Letter of Credit before the Closing Date.
(i)	With respect to each RMB Advance, the applicable RMB Borrower shall deliver to the Administrative Agent a Notice of RMB Borrowing before 2:00 p.m. (Beijing time) (x) on the day not less than four (4) Business Days before the date set forth in the applicable Notice of RMB Borrowing for the making of such RMB Advance, or with respect to any secured RMB Advance, the ninth (9th) Business Day prior to such secured RMB Advance, specifying:

(a)	the date of making such RMB Advance, which shall be a Business Day;

(b)	the aggregate amount of such RMB Advance;

(c)	the duration of the Interest Period with respect to such RMB Advance, subject to the provisions of the definition of Interest Period;

(d)	if such RMB Advance is secured by any RMB Secured Property or RMB Share Pledge, the collateral to be granted;

(e)	payment instructions for delivery of such RMB Advance; and

(f)	certify that no Guarantor Default under the Master Agreement or Guarantor Event of Default under the Master Agreement has occurred and is continuing and with respect to such RMB Borrower, no RMB Borrower Default or RMB Borrower Event of Default has occurred and is continuing.
(ii)	The applicable RMB Borrower shall give the Administrative Agent (whereupon the Administrative Agent shall notify the RMB Settlement Agent) and the RMB Fronting Bank written notice in the event that it desires to have RMB Letters of Credit (each, a “RMB Letter of Credit”) issued on behalf of such RMB Borrower hereunder or a Subsidiary thereof not later than 1:00 P.M. (Beijing time) at least ten (10) Business Days (or if such RMB Letter of Credit is to be secured, at least ten (10) Business Days) prior to, but excluding, the date of such issuance. Each such notice shall (i) specify the aggregate amount of the requested RMB Letters of Credit, (ii) specify the individual amount of each requested RMB Letter of Credit and the number of RMB Letters of Credit to be issued, (iii) specify the date of such issuance (which shall be a Business Day), (iv) state the name and address of the beneficiary, (v) the expiration date of the RMB Letter of Credit (which in no event shall be later than twelve (12) months after the Final Maturity), (vi) state the purpose and circumstances for which such RMB Letter of Credit is being issued, (vii) specify the terms upon which each such RMB Letter of Credit may be drawn down (which terms shall not leave any discretion to RMB Fronting Bank), (viii) if such RMB Letter of Credit is to be issued on behalf of a subsidiary of such RMB Borrower, the identity of such Subsidiary, (ix) if such RMB Letter of Credit is to be secured, identify the RMB Secured Property to be acquired and the collateral to be granted, (x) include such information as is requested in Clause 2.2(i) hereto relating to the project, if any, for which the RMB Letter of Credit will be used and (xi) certify that no RMB Borrower Default or RMB Borrower Event of Default has occurred and is continuing with respect to such RMB Borrower and that no Guarantor Default or Guarantor Event of Default has occurred and is continuing.

Each such notice may be revoked telephonically by such RMB Borrower to the RMB Fronting Bank and the Administrative Agent any time prior to the issuance of the RMB Letter of Credit by the RMB Fronting Bank, provided such revocation is confirmed in writing by such RMB Borrower to the RMB Fronting Bank and the Administrative Agent (whereupon the Administrative Agent shall notify the RMB Settlement Agent) within two (2) Business Days by facsimile. Notwithstanding anything contained herein to the contrary, such RMB Borrower shall complete and deliver to the RMB Fronting Bank any required documentation in connection with any requested RMB Letter of Credit no later than the fifth (5th) Business Day prior to the date of issuance thereof. No later than 1:00 P.M. (Beijing time) on the date that is six (6) Business Days prior to, but excluding, the date of issuance, such RMB Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such RMB Letter of Credit, which if presented by such beneficiary prior to the expiration date of the RMB Letter of Credit would require the RMB Fronting Bank to make a payment under the RMB Letter of Credit; provided, the RMB Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice and in compliance with the relevant publications in respect of letters of credit published by the issues and rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of the applicable RMB Letter of Credit), and, provide further, that no RMB Letter of Credit shall require payment against a conforming draft to be made thereunder on the third Business Day following the date that such draft is presented if such presentation is made later than 1:00 p.m. Shanghai time, as applicable (except that if the beneficiary of any RMB Letter of Credit requests at the time of the issuance of its RMB Letter of Credit that payment be made on the same Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the RMB Fronting Bank no later than 1:00 p.m. Shanghai time and provided further such RMB Borrower shall have requested to the RMB Fronting Bank and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such RMB Letter of Credit, the RMB Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the RMB Letter of Credit have been delivered and that they comply on their face with the requirements of that RMB Letter of Credit. All RMB Letters of Credit may be presented for payment in Shanghai (at the option of the RMB Borrower) and, if required by the beneficiary thereunder, shall be paid in Shanghai (at the option of Borrower).

2.3 Notice To RMB Lenders; Funding of Advances
(i)	Upon receipt of a Notice of RMB Borrowing from any RMB Borrower in accordance with Clause 2.2 hereof, the Administrative Agent shall, on the date such Notice of RMB Borrowing is received by the Administrative Agent, notify the RMB Settlement Agent of the contents thereof and the availability of the RMB Advance at such time and whereupon the RMB Settlement Agent shall notify each RMB Lender of such RMB Lender’s share of such RMB Advance within the succeeding Business Day after its receipt of notice from the Administrative Agent. Such Notice of RMB Borrowing shall not thereafter be revocable by such RMB Borrower, unless such RMB Borrower shall pay any applicable expenses of the RMB Lenders pursuant to Section 2.20.
(ii)	Not later than 12:00 p.m. (Beijing time) on the date of each RMB Advance as indicated in the applicable Notice of RMB Borrowing, each RMB Lender shall make available its share of such RMB Advance in Renminbi immediately available in PRC, to the RMB Settlement Agent at its account referred to in Clause 8. If any RMB Borrower has requested the issuance of a RMB Letter of Credit, no later than 1:00 p.m. (Beijing time) on the date of such issuance as indicated in the notice delivered pursuant to Clause 2.2(ii), the RMB Fronting Bank shall issue such RMB Letter of Credit in the amount so requested and deliver the same to the applicable RMB Borrower, with a copy thereof to the Administrative Agent (whereupon the Administrative Agent shall notify the RMB Settlement Agent). Immediately upon the issuance of each RMB Letter of Credit by the RMB Fronting Bank, the RMB Fronting Bank shall be deemed to have sold and transferred to each other RMB Lender, and each such other RMB Lender shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the RMB Fronting Bank, without recourse or warranty, an undivided interest and a participation in such RMB Letter of Credit, any drawing thereunder, and its obligation to pay its RMB Commitment Proportion with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such RMB Lender’s ratable share thereof. Upon any change in any of the RMB Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The RMB Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such RMB Letter of Credit notwithstanding any failure of a participating RMB Lender to fund its ratable share of any such draw. The Administrative Agent will instruct the RMB Fronting Bank to make such RMB Letter of Credit available to the applicable RMB

Borrower, and the RMB Fronting Bank shall make such RMB Letter of Credit available to the applicable RMB Borrower, at its aforesaid address or at such address in PRC as such RMB Borrower shall request on the date of the issuance of such RMB Letter of Credit.
(iii)	Unless the RMB Settlement Agent shall have received notice from a RMB Lender prior to the date of any RMB Advance that such RMB Lender will not make available to the RMB Settlement Agent such RMB Lender’s share of such RMB Advance, the RMB Settlement Agent may assume that such RMB Lender has made such share available to the RMB Settlement Agent on the date of such RMB Advance in accordance with this Clause 2.3 and the RMB Settlement Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the applicable RMB Borrower on such date a corresponding amount on behalf of such RMB Lender. If and to the extent that such RMB Lender shall not have so made such share available to the RMB Settlement Agent, such RMB Lender agrees to repay to the RMB Settlement Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable RMB Borrower until the date such amount is repaid to the RMB Settlement Agent. If such RMB Lender shall repay to the RMB Settlement Agent such corresponding amount, such amount so repaid shall constitute such RMB Lender’s RMB Commitment Proportion included in such RMB Advance for purposes of this Agreement. If such RMB Lender shall not pay to the RMB Settlement Agent such corresponding amount after reasonable attempts are made by the RMB Settlement Agent to collect such amounts from such RMB Lender, the applicable RMB Borrower agrees to repay to the RMB Settlement Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to such RMB Borrower until the date such amount is repaid to the RMB Settlement Agent, one (1) Business Day after demand. Nothing contained in this Clause 2.3(iii) shall be deemed to reduce the RMB Commitment of any RMB Lender or in any way affect the rights of such RMB Borrower with respect to any defaulting RMB Lender or the RMB Settlement Agent. The failure of any RMB Lender to make available to the RMB Settlement Agent such RMB Lender’s share of any RMB Advance in accordance with Clause 2.3(ii) hereof shall not relieve any other RMB Lender of its obligations to fund its RMB Commitment, in accordance with the provisions hereof.
(iv)	Subject to the provisions hereof, the RMB Settlement Agent shall make available each RMB Advance to the applicable RMB Borrower in Renminibi immediately available in accordance with, and on the date set forth in, the applicable Notice of RMB Borrowing.

(v)	There shall be no more than ten (10) RMB Advances outstanding at any one time with respect to each RMB Borrower.
2.4 Interest Rate
(i)	Each RMB Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such RMB Advance is made until the date it is repaid, at a rate per annum equal to 90% of the benchmark interest rate promulgated by the People’s Bank of China for fixed asset loan facilities (middle and long term loan facility) with a term over three to five years as of the first Drawdown Date (the “Interest Rate”). The interest rate herein shall be adjusted at the time of each RMB Advance or at the time of the continuance of any such RMB Advance in accordance with Section 2.4(ii) pursuant to the regulations of the People’s Bank of China to a rate per annum equal to 90% of the then applicable benchmark interest rate promulgated by the People’s Bank of China for fixed asset loan facilities with a term of over 3 to 5 years, and such interest rate shall be applicable to such RMB Advance.
(ii)	Prior to the expiration of the Interest Period applicable to any RMB Advance, the applicable RMB Borrower may elect to continue all or any portion of such RMB Advances and, in connection therewith, elect a new Interest Period for such RMB Advances. Each such election shall be made by delivering a notice (a “Notice of Continuance”) to the Administrative Agent at least four (4) Business Days prior to, but excluding, the expiration date of the then current Interest Period (whereupon the Administrative Agent shall notify the RMB Settlement Agent), provided no RMB Advance may be continued when any Guarantor Event of Default has occurred and is continuing or, with respect to the RMB Borrower delivering such Notice of, a Borrower Event of Default has occurred and is continuing. A Notice of Continuance may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant RMB Advances, so long as the portion to which such Notice of Continuance applies, and the remaining portion to which it does not apply, are RMB5,000,000 or more. Each Notice of Continuation shall specify: (1) the RMB Advances to which such notice applies; (2) the date on which the continuation is to be effective, and (3) the duration of the new Interest Period, subject to the provisions of the definition of Interest Period. Upon receipt of a Notice of Continuation from any RMB Borrower pursuant to this subsection, the RMB Settlement Agent shall notify each RMB Lender the same day as it receives such notice of the contents thereof and such notice shall not thereafter be revocable by such RMB Borrower. If the applicable RMB Borrower fails to deliver a timely Notice of Continuation to the Administrative Agent for any RMB Advance, such RMB Advance shall be continued with a new Interest Period of one month.

(iii)	Under PRC law, the default rate for the overdue payment of a loan is 130% to 150% and the default rate is 150% to 200% if a borrower does not use the capital of the loan for the purposes as provided in the relevant loan agreement. As such, in case of the occurrence of an Event of Default as provided in Clause 5.1(i), the outstanding principal amount of the RMB Advances, and, to the extent permitted by applicable law, overdue interest in respect of all RMB Advances, shall bear interest at the annual default rate of 130%, and in case of the occurrence of an Event of Default as a result of any breach by any RMB Borrower of the terms and conditions of Clause 2.11, the outstanding principal amount of the RMB Advances, and, to the extent permitted by applicable law, overdue interest in respect of all RMB Advances, shall bear interest at the annual default rate of 150%. For the occurrence of any other Event of Default other than those as mentioned above, the outstanding principal amount of the RMB Advances, and, to the extent permitted by applicable law, overdue interest in respect of all RMB Advances, shall bear interest at the annual default rate equal to the Interest Rate plus two percent (2%).

(iv)	The RMB Settlement Agent shall determine each Interest Rate applicable to the RMB Advances hereunder and shall give prompt notice to the applicable RMB Borrower and the RMB Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(v)	Except as provided in Clause 2.6(i), interest on all RMB Advances shall be payable on the last Business Day of the applicable Interest Period, provided if the applicable Interest Period is longer than 3 months, interest shall be paid at least every three months.
2.5	Maturity Date The term (the “Term”) of the RMB Commitments (and each RMB Lender’s obligations to make RMB Advances hereunder) shall terminate and expire on the Final Maturity. Upon the date of the termination of the Term, any RMB Advances then outstanding (together with accrued interest thereon and all other RMB Obligations) shall be due and payable on such date.

2.6	Optional Prepayments
(i)	Each RMB Borrower may, upon at least four (4) Business Days’ prior written notice to the Administrative Agent by 1:00 p.m. (Beijing time) (whereupon the Administrative Agent shall notify the RMB Settlement Agent), prepay any RMB Advances made to such RMB Borrower, in whole or in part at any time, or from time to time in part in amounts aggregating for all RMB Advances of such RMB Borrower being prepaid at the same time RMB5,000,000 or more by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the RMB Advances of the several RMB Lenders.

(ii)	Each RMB Borrower may, upon at least four (4) Business Days’ prior written notice to the Administrative Agent by 1:00 p.m. (Beijing time) (whereupon the Administrative Agent shall notify the RMB Settlement Agent), reimburse the RMB Settlement Agent for the benefit of the RMB Fronting Bank for the amount of any drawing under a RMB Letter of Credit issued for the account of such RMB Borrower in whole or in part in any amount.

(iii)	Any RMB Borrower may at any time return any undrawn RMB Letter of Credit issued for the account of such RMB Borrower to the RMB Fronting Bank in whole, but not in part, so long as such RMB Letter of Credit is authenticated as returned and cancelled by the applicable bank for the beneficiary of such RMB Letter of Credit, and the RMB Fronting Bank within a reasonable period of time shall give the Administrative Agent, the RMB Settlement Agent and each of the RMB Lenders notice of such return.

(iv)	The RMB Borrowers jointly may at any time and from time to time cancel all or any part of the RMB Commitments in an amount of RMB5,000,000 or more in multiples of RMB1,000,000 by the delivery to the Administrative Agent (whereupon the Administrative Agent shall notify the RMB Settlement Agent) of a notice of cancellation within the applicable time periods set forth in Clause 2.6(i) if there are no RMB Advances then outstanding or, if there are RMB Advances outstanding at such time as to which the RMB Commitments with respect thereto are being cancelled, upon at least four (4) Business Days’ prior written notice (by 1:00 p.m. (Beijing time)) to the Administrative Agent, whereupon all or such portion of the RMB Commitments, as applicable, shall terminate as to the applicable RMB Lenders, pro rata on the date set forth in such notice of cancellation, and, if there are any RMB Advances then outstanding, the applicable RMB Borrowers shall prepay all or such portion of RMB Advances outstanding on such date in accordance with the requirements of Clause 2.6(i). In no event shall any RMB Borrower be permitted to cancel RMB Commitments for which a RMB Letter of Credit has been issued and is outstanding unless the applicable RMB Borrower for whose account such RMB Letter of Credit was issued returns (or causes to be returned) such RMB Letter of Credit to the RMB Fronting Bank. The notice of cancellation issued by any RMB Borrower shall be irrevocable.

(v)	Any amounts so prepaid pursuant to Clause 2.6(i) may be reborrowed. In the event the RMB Borrowers elect to cancel all or any portion of the RMB Commitments pursuant to Clause 2.6 (iv) hereof, such amounts may not be reborrowed.
2.7	Mandatory Prepayment
(i)	If at any time the Administrative Agent determines that all outstanding RMB Advances (plus the outstanding amount of RMB Letters of Credit Usage) shall exceed 105% of the RMB Facility Amount, then the RMB Borrower, within three (3) Business Days after notice thereof from the Administrative Agent, shall repay all or a portion of the outstanding RMB Advances in such amount so that the aggregate thereof shall not exceed the then RMB Facility Amount.

(ii)	If a RMB Borrower disposes of a real estate asset (or a beneficial interest therein) to a third party on an arm’s length basis (excluding any disposition to an Affiliate of AMB LP, provided that such real estate asset continues to be managed by a AMB LP or a Subsidiary of AMB LP), such RMB Borrower shall within three (3) Business Days of the settlement date of such disposal prepay to the Administrative Agent (whereupon the Administrative Agent shall notify the RMB Settlement Agent) all RMB Advances owed by it with respect to the real estate asset or beneficial interest so disposed together with accrued interest on such amount.
2.8	RMB Secured Option
(i)	Each RMB Borrower shall have the option, exercisable upon not less than thirty (30) days notice to the Administrative Agent to cause any one or more of the RMB Advances to be made to such RMB Borrower to be secured by the RMB Secured Property (as defined below) or a pledge of the equity interests of such RMB Borrower as designated in such notice (such option being the “RMB Secured Option”). In the event any RMB Borrower elects the RMB Secured Option with respect to any RMB Advances after such date, such RMB Advance shall be secured by, at such RMB Borrower’s option, either:
(a)	a first priority mortgage on all real estate assets purchased with the proceeds of the RMB Advance (the “RMB Secured Property”) substantially in the form of Exhibit B or otherwise reasonably acceptable to the Administrative Agent (a “RMB Mortgage”); or

(b)	a first priority pledge of all of the equity interest of the RMB Borrower which owns the RMB Secured Property substantially in the form of Exhibit C or otherwise reasonably acceptable to the Administrative Agent (a “RMB Share Pledge”).
In each case, the RMB Mortgage or RMB Share Pledge, as the case may be, and such other documents and filings reasonably necessary to perfect and evidence the RMB Lenders’ first priority security interest are referred to as the “RMB Security Documents” and such security is referred to as the “RMB Collateral”).

(ii)	Each RMB Borrower shall have the option, upon ten (10) Business Days prior written notice to Administrative Agent, to substitute the type of RMB Security Document securing RMB Collateral (i.e., a RMB Mortgage can be substituted with a RMB Share Pledge on the preferred or common stock or membership interests of such RMB Borrower; a RMB Share Pledge can be substituted with a RMB Mortgage; and a RMB Share Pledge on common stock can be substituted with a RMB Share Pledge on preferred stock), provided (i) such RMB Borrower has satisfied all the conditions to the RMB Advance as set forth in Clause 2.8(i), (ii) such RMB Borrower pays all of the Agent’s reasonable out-of-pocket expenses in connection with such substitution and release, and (iii) such RMB Borrower causes the Guarantors under the Master Agreement to deliver a Ratification (as defined in the Master Agreement). With respect to any substitution of RMB Collateral as contemplated by this Clause 2.8(ii), the original RMB Collateral shall not be released unless and until the new RMB Security Document(s) with respect to the new RMB Collateral is effectively registered and (ii) the RMB Borrower proposing such substitution shall have the obligation to submit the new Security Document(s) to the relevant governmental authority for registration and, in the case of any RMB Share Pledge, the RMB Security Document(s) shall be recorded in the shareholder list maintained by the RMB Borrower.

(iii)	Each RMB Borrower shall have the option, upon five (5) Business Days prior notice to Administrative Agent, to obtain a release of RMB Collateral securing an RMB Advance provided that such RMB Borrower (i) prepays the RMB Advance secured thereby and (ii) pays all of the Agent’s reasonable out-of-pocket expenses in connection with such release.

(iv)	Upon ten (10) Business Days notice to Administrative Agent, another RMB Borrower (the “Assuming RMB Borrower”) may assume a RMB Advance made to a RMB Borrower provided that, upon the assumption by such Assuming RMB Borrower of such RMB Advance, (i) the Assuming RMB Borrower delivers RMB Collateral of the type selected by the Assuming RMB Borrower under Clause 2.8(i), (ii) the Assuming RMB Borrower satisfies all the conditions to the original Advance as set forth in Clause 3.2, and (iii) the Assuming RMB Borrower pays all of the Agent’s reasonable out-of-pocket expenses in connection with such release. The release of the original RMB Borrower and such original RMB Collateral shall occur simultaneously with the assumption of the RMB Advance by the Assuming RMB Borrower and the substitution of the RMB Collateral. In no event shall the Administrative Agent release any such RMB Collateral unless and until substitute RMB Collateral has been obtained, to the satisfaction of the Administrative Agent.

(v)	The Administrative Agent shall notify the RMB Settlement Agent of any creation, substitution, release or assumption of security made hereunder prior to the time such security is to take effect.
2.9	General Provisions as to Payments
(i)	Each RMB Borrower shall make each payment of the principal of and interest on its RMB Advances and fees hereunder, by initiating a wire transfer not later than 11:00 a.m. (Beijing time) on the date when due in Renminbi immediately available in Shanghai, PRC to the RMB Settlement Agent at its account referred to in Clause 8, and each RMB Borrower shall deliver to the RMB Settlement Agent evidence of such wire as soon as possible thereafter on the date when due. The RMB Settlement Agent will promptly (and in any event within one (1) Business Day after receipt thereof) distribute to each RMB Lender its ratable share of each such payment received by the RMB Settlement Agent for the account of the RMB Lenders. If and to the extent that the RMB Settlement Agent shall receive any such payment for the account of the RMB Lenders on or before 11:00 a.m. (Beijing time) on any Business Day, and RMB Settlement

Agent shall not have distributed to any RMB Lender its applicable share of such payment on such day, RMB Settlement Agent shall distribute such amount to such RMB Lender together with interest thereon, for each day from the date such amount should have been distributed to such RMB Lender until the date RMB Settlement Agent distributes such amount to such RMB Lender, at the Interest Rate. Whenever any payment of principal of, or interest on the RMB Advances or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(ii)	Unless the RMB Settlement Agent shall have received notice from the applicable RMB Borrower prior to the date on which any payment is due to the RMB Lenders hereunder that such RMB Borrower will not make such payment in full, the RMB Settlement Agent may assume that such RMB Borrower has made such payment in full to the RMB Settlement Agent on such date and the RMB Settlement Agent may, in reliance upon such assumption, cause to be distributed to each RMB Lender on such due date an amount equal to the amount then due to such RMB Lender. If and to the extent that such RMB Borrower shall not have so made such payment, each RMB Lender shall repay to the RMB Settlement Agent forthwith on demand such amount distributed to such RMB Lender together with interest thereon, for each day from the date such amount is distributed to such RMB Lender until the date such RMB Lender repays such amount to the RMB Settlement Agent, at the Interest Rate.
2.10	Computation of Interest and Fees All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All interest and fees payable or paid by the RMB Borrower under this Agreement shall be denominated in RMB.

2.11	Use of Proceeds Each RMB Borrower shall use the proceeds of the RMB Advances (i) to fund the acquisition and development of properties, or the acquisition of beneficial interests in properties in PRC and (ii) for other real estate purposes in PRC, provided that in no event shall any RMB Borrower further lend the proceeds of any RMB Advances to any unrelated third party. Neither the Agent nor any RMB Lenders shall have any responsibility to see to the application of the proceeds by the RMB Borrower as long as each complies with the mandatory banking regulations of China.

2.12	RMB Letters of Credit

(i)	Subject to the terms contained in this Agreement and the other RMB Loan Documents, upon the receipt of a notice in accordance with Clause 2.2(ii) requesting the issuance of a RMB Letter of Credit, the RMB Fronting Bank shall issue a RMB Letter of Credit or RMB Letters of Credit in such form as is reasonably acceptable to the applicable RMB Borrower (subject to the provisions of Clause 2.2(ii)) in an amount or amounts equal to the amount or amounts requested by such RMB Borrower; provided that the RMB Fronting Bank shall issue the same only in Renminbi.

(ii)	Each RMB Letter of Credit shall be issued in the minimum amount of the RMB equivalent of JPY10,000,000 or such lesser amount as may be agreed to by the RMB Fronting Bank.

(iii)	The Alternate Currency Letter of Credit Usage and the Letter of Credit Usage, in the aggregate, shall be no more than the lesser of (i) RMB100,000,000 and (ii) twenty percent (20%) of the Facility Amount at any one time.

(iv)	There shall be no more than twenty-five (25) Letters of Credit and Alternate Currency Letters of Credit outstanding at any one time, under this Agreement, the Master Agreement and the other Alternate Currency Loan Documents (as defined in the Master Agreement).

(v)	In the event of any request for a drawing under any RMB Letter of Credit by the beneficiary thereunder, the RMB Fronting Bank shall notify the applicable RMB Borrower and the Administrative Agent (and the Administrative Agent shall notify each RMB Lender and the RMB Settlement Agent thereof) at least two (2) Business Days prior to the date on which the RMB Fronting Bank intends to honor such drawing, and, except as provided in this subsection (v), such RMB Borrower shall reimburse the RMB Fronting Bank, in immediately available funds in Renminbi, on the same day on which such drawing is honored in an amount equal to the amount of such drawing. Notwithstanding anything contained herein to the contrary, however, unless the applicable RMB Borrower shall have notified the Administrative Agent and the RMB Fronting Bank prior to 1:00 P.M. (Beijing time), and the RMB Fronting Bank shall notify the RMB Lenders prior to 2:00 P.M. (Beijing time), not less than two (2) Business Days prior to the date of such drawing that such RMB Borrower intends to reimburse the RMB Fronting Bank for the amount of such drawing with funds other than the proceeds of the RMB Advances, such Borrower shall be deemed to have timely given a Notice of RMB Borrowing pursuant to Clause 2.2 to the Administrative Agent, requesting a RMB Advance on the date on which such drawing is honored and in an amount equal to the amount of such drawing. Each RMB Lender (other than the RMB Fronting Bank) shall make available its pro rata share of such RMB Advance to the RMB Settlement Agent, the proceeds of which shall be applied directly by the RMB Settlement Agent to reimburse the RMB Fronting Bank for the amount of such draw. In the event that any RMB Lender fails to make available to the RMB Settlement Agent (for the account of the RMB Fronting Bank) the amount of such RMB Lender’s participation on the date of a drawing, the RMB Fronting Bank shall be entitled to recover such amount on demand from such RMB Lender together with interest at the Interest Rate commencing on the date such drawing is honored.

(vi)	If, at the time a beneficiary under any RMB Letter of Credit requests a drawing thereunder, a Guarantor Event of Default as described in Clause 6.3(f) or 6.3(g) of the Master Agreement shall have occurred and is continuing or an RMB Borrower Event of Default as described in Clause 5.1(iv) or Clause 5.1(v) with respect to the RMB Borrower for whose account such RMB Letter of Credit was issued shall have occurred and is continuing, then on the date on which the RMB Fronting Bank shall have honored such drawing, the applicable RMB Borrower shall have an unreimbursed obligation (the “Unreimbursed Obligation”) to the RMB Fronting Bank in an amount equal to the amount of such drawing, which amount shall bear interest at the annual rate of the sum of the Interest Rate plus two percent (2%). Each RMB Lender shall purchase an undivided participating interest in such drawing in an amount equal to its pro rata share of the RMB Commitments, and upon receipt thereof the RMB Fronting Bank shall deliver to such RMB Lender an Unreimbursed Obligation participation certificate dated the date of the RMB Fronting Bank’s receipt of such funds and in the amount of such RMB Lender’s pro rata share.

(vii)	If, after the date hereof, any change in any applicable law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any RMB Lender (including any RMB Fronting Bank) or (ii) impose on any RMB Lender any other condition regarding this Agreement or such RMB Lender (including any RMB Fronting Bank) as it pertains to any

RMB Letter of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the RMB Fronting Bank or such RMB Lender to be material, the cost to the RMB Fronting Bank or any RMB Lender of issuing or maintaining such RMB Letter of Credit or participating therein, then the RMB Borrower for whose account such RMB Letter of Credit was issued shall pay to the RMB Fronting Bank or such RMB Lender, within 15 days after written demand by the RMB Fronting Bank or such RMB Lender (with a copy to the Administrative Agent whereupon the Administrative Agent shall notify the RMB Settlement Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the RMB Fronting Bank or such RMB Lender for such increased costs or reduction in amounts received or receivable hereunder. Each RMB Lender will promptly notify each affected RMB Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such RMB Lender to compensation pursuant to this Clause 2.12 and will designate a different RMB Facility Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such RMB Lender be otherwise disadvantageous to such RMB Lender. If such RMB Lender shall fail to notify any affected RMB Borrower of any such event within 90 days following the end of the month during which such event occurred, then such RMB Borrower’s liability for any amounts described in this Clause incurred by such RMB Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the tenth (10th) day prior to, but excluding, the date upon which such RMB Lender actually notified such RMB Borrower of the occurrence of such event. A certificate of the RMB Fronting Bank or any RMB Lender claiming compensation under this Clause 2.12 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, the RMB Fronting Bank or such RMB Lender may use any reasonable averaging and attribution methods.

(viii)	Each RMB Borrower hereby agrees to protect, indemnify, pay and save the RMB Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and disbursements) which the RMB Fronting Bank may incur or be subject to as a result of (i) the issuance of RMB Letters of Credit for the account of such RMB Borrower, other than to the extent of the bad faith, gross negligence or willful misconduct of the RMB Fronting Bank or (ii) the failure of the RMB Fronting Bank to honor a drawing under such RMB Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, “Governmental Acts”), other than to the extent of the bad faith, gross negligence or willful misconduct of the RMB Fronting Bank. As between the RMB Borrower for whose account the RMB Letter of Credit was issued and the RMB Fronting Bank, such RMB Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, such RMB Letter of Credit issued by the RMB Fronting Bank. In furtherance and not in limitation of the foregoing, the RMB Fronting Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such RMB Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such RMB Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such RMB Letter of Credit to comply fully with conditions required in order to draw upon such RMB Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the RMB Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such RMB Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such RMB Letter of Credit of the proceeds of such RMB Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the RMB Fronting Bank, including any Governmental Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the RMB Fronting Bank. None of the above shall affect, impair or prevent the vesting of the RMB Fronting Bank’s rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the RMB Fronting Bank under or in connection with the RMB Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the RMB Fronting Bank under any resulting liability to any RMB Borrower; provided that, notwithstanding anything in the foregoing to the contrary, the RMB Fronting Bank will be liable to the RMB Borrower for whose account a RMB Letter of Credit was issued for any damages suffered by such RMB Borrower or its Subsidiaries as a result of the RMB Fronting Bank’s grossly negligent or willful failure to pay under such RMB Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of such RMB Letter of Credit.

(ix)	If the RMB Fronting Bank or the RMB Settlement Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to a RMB Borrower any reimbursement by such RMB Borrower of any drawing under any RMB Letter of Credit, each RMB Lender shall pay to the RMB Fronting Bank or the RMB Settlement Agent, as the case may be, its pro rata share of such payment, but without interest thereon unless the RMB Fronting Bank or the RMB Settlement Agent is required to pay interest on such amounts to the Person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the RMB Fronting Bank or the RMB Settlement Agent is required to pay.
2.13	Letter of Credit Usage Absolute The obligations of each RMB Borrower under this Agreement in respect of any RMB Letter of Credit issued for the account of such RMB Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any RMB Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:
(a)	any lack of validity or enforceability of any RMB Letter of Credit or any other agreement or instrument relating thereto (collectively, the “RMB Letter of Credit Documents”) or any RMB Loan Document;

(b)	any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any RMB Borrower in respect of any other RMB Letters of Credit issued for the account of such RMB Borrower or any other RMB Borrower or any other amendment or waiver of or any consent by any RMB Borrower to depart from all or any of the RMB Letter of Credit Documents or any RMB Loan Document; provided, that the RMB Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the RMB Borrower for whose account the RMB Letter of Credit was issued;

(c)	any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of any RMB Borrower in respect of any RMB Letters of Credit issued for the account of such RMB Borrower;

(d)	the existence of any claim, set-off, defense or other right that such RMB Borrower may have at any time against any beneficiary or any transferee of a RMB Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Agent, the RMB Fronting Bank or any RMB Lender (other than a defense based on the bad faith, gross negligence or willful misconduct of the Agent, the RMB Fronting Bank or such RMB Lender) or any other Person, whether in connection with the RMB Loan Documents, the transactions contemplated hereby or any unrelated transaction;

(e)	any draft or any other document presented under or in connection with any RMB Letter of Credit or other RMB Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the RMB Fronting Bank under such RMB Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of the RMB Fronting Bank;

(f)	payment by the RMB Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the RMB Letter of Credit; provided, that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of the RMB Fronting Bank; and

(g)	any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any RMB Letter of Credit or any agreement or instrument relating to any RMB Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the applicable RMB Borrower; provided, that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the RMB Fronting Bank.
2.14	RMB Letters of Credit Maturing after Final Maturity
(i)	Notwithstanding anything contained herein to the contrary, if any RMB

Letters of Credit, by their terms, shall mature after Final Maturity, then, on and after Final Maturity, the provisions of this Agreement shall remain in full force and effect with respect to such RMB Letters of Credit, and the RMB Borrower shall comply with the provisions of Clause 2.14(ii). No RMB Letter of Credit shall mature on a date that is more than twelve (12) months after Final Maturity then in effect.

(ii)	If, at any time and from time to time, any RMB Letter of Credit shall have been issued hereunder and the same shall expire on a date after Final Maturity, then, on the date of Final Maturity, the RMB Borrower shall pay to the Administrative Agent, on behalf of the RMB Lenders, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the RMB Letter of Credit Collateral Account, RMB Letter of Credit Collateral in an amount equal to the RMB Letter of Credit Usage under the RMB Letter of Credit. Interest shall accrue on the RMB Letter of Credit Collateral Account in accordance with the provisions of Clause 4.2(i).
2.15	Addition of Qualified RMB Borrowers; Release of Qualified RMB Borrowers
(i)	If after the date hereof, AMB Property, L.P., desires to cause a Subsidiary of AMB Property, L.P. which otherwise satisfies the definition of a Qualified RMB Borrower hereunder to become a Qualified RMB Borrower hereunder, then AMB Property, L.P., shall so notify the Administrative Agent and, upon satisfaction of the following conditions, such Subsidiary shall become a Qualified RMB Borrower under this Agreement:
(a)	such Subsidiary shall duly execute and deliver to the Administrative Agent a Qualified RMB Borrower Joinder Agreement; and

(b)	such Subsidiary shall satisfy all of the conditions with respect thereto set forth in the Qualified RMB Borrower Joinder Agreement.
The Administrative Agent shall promptly notify each RMB Lender upon a Subsidiary’s addition as a Qualified RMB Borrower hereunder. Each such Qualified RMB Borrower shall remain a Qualified RMB Borrower hereunder until released as provided in Clause 2.15(ii) below.

(ii)	At such time as no RMB Advances are outstanding as to any RMB Borrower, at the option of such RMB Borrower or AMB Property, L.P.,

and upon notice to Administrative Agent, such RMB Borrower shall be released as a Qualified RMB Borrower under the RMB Loan Documents, and the RMB Security Documents, if any, of such Qualified RMB Borrower shall be released.

(iii)	The Administrative Agent shall notify the RMB Settlement Agent of any addition or release of Qualified RMB Borrowers made hereunder prior to the time such action is to take effect.
2.16	RMB Lenders’ Rights and Obligations Several The rights and obligations of each RMB Lender hereunder are several and the failure by a RMB Lender to perform its obligations hereunder shall not affect the obligations of the RMB Borrower towards any other party hereto nor shall any other party be liable for the failure by such RMB Lender to perform its obligations hereunder. The amount owing at any time to a RMB Lender shall be a separate and independent debt from the amount owing to any other RMB Lenders.
2.17	Denomination of RMB Any amount advanced by the RMB Lenders to the RMB Borrower under this Agreement shall be denominated in RMB.
2.18	Control Accounts The RMB Settlement Agent shall record the date, amount, type and maturity of each RMB Advance made by each RMB Lender and the date and amount of each payment of principal made by each RMB Borrower, with respect thereto; provided that the failure of the RMB Settlement Agent to make any such recordation shall not affect the obligations of any RMB Borrower hereunder. Each RMB Lender shall record the date, amount, type and maturity of each RMB Advance made by it and the date and amount of each payment of principal made by the applicable RMB Borrower, with respect thereto; provided that the failure of such RMB Lender to make any such recordation shall not affect the obligations of any RMB Borrower hereunder. The Administrative Agent shall calculate the JPY equivalent of all outstanding RMB Advances denominated in RMB monthly and at the time of each RMB Advance.
2.19	Fees
(i)	Each RMB Borrower acknowledges that pursuant to Clause 2.9(a) of the Master Agreement, the Credit Parties (as defined in the Master Agreement) are obligated to pay a facility fee in accordance with the terms thereof. Each RMB Borrower agrees and acknowledges that it shall be liable for its pro rata share of such facility fees prorata with the other Credit Parties and all other Alternate Currency Borrowers (as defined in the Master Agreement) based upon its respective RMB Advances and RMB Letters of Credit Usage and the Advances,

Letter of Credit Usage, Alternate Currency Advances and Alternate Currency Letter of Credit Usage of all other Credit Parties and other Alternate Currency Credit Parties, as applicable.

(ii)	During the Term and thereafter for so long as any RMB Letter of Credit shall be outstanding, each RMB Borrower shall pay to the RMB Settlement Agent, for the account of the RMB Lenders in proportion to their interests in respect of undrawn RMB Letters of Credit issued for the account of such RMB Borrower, a fee (a “RMB Letter of Credit Fee”) in an amount, provided that no Guarantor Event of Default shall have occurred and be continuing and no RMB Borrower Event of Default shall have occurred and be continuing with respect to such RMB Borrower, equal to a rate per annum equal to the then percentage per annum of the Applicable Margin (as defined in the Master Agreement) as determined by the Administrative Agent with respect to TIBOR Loans (as defined in the Master Agreement), on the daily average of such issued and undrawn RMB Letters of Credit, which fee shall be payable, in arrears, on each January 1, April 1, July 1 and October 1 during the Term and for so long as any RMB Letter of Credit shall be outstanding. From the occurrence, and during the continuance, of a Guarantor Event of Default or a RMB Borrower Event of Default with respect to such RMB Borrower, such fee shall be increased to be equal to two percent (2%) per annum on the daily average of such issued and undrawn RMB Letters of Credit. The RMB Letter of Credit Fee shall be payable in RMB.

(iii)	Each RMB Borrower shall pay the RMB Fronting Bank, for its own account, a fee (a “RMB Fronting Bank Fee”) at a rate per annum equal to the greater of (i) .125% of the undrawn amount of such RMB Letter of Credit issued by such RMB Fronting Bank for the account of such RMB Borrower (the “RMB Annual Fronting Bank Fee”) and (ii) the RMB equivalent of JPY25,000, which RMB Fronting Bank Fee shall be in addition to and not in lieu of, the RMB Letter of Credit Fee. The RMB Fronting Bank Fee shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the Term in RMB.

(iv)	All fees set forth in this Clause 2.19 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of any RMB Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the RMB Borrower and shall inure to the benefit of the RMB Finance Parties regardless of whether any RMB Advances are actually made.
2.20	Reimbursement of Costs Each RMB Borrower may prepay any RMB Advance pursuant to the terms hereof, provided always that such RMB Borrower shall hold harmless and indemnify the RMB Lenders against all reasonable costs and expenses incurred by or as a consequence of such prepayment, which costs and expenses as reasonably determined by the RMB Lenders shall be paid within 15 days after certification of such RMB Lender and calculated as follows: (a) the then applicable Interest Rate minus the greater of the RMB Lender’s saving deposit rate or 0%, times (b) the prepaid RMB Advance amount, times (c) actual number of days remaining prior to the expiration of the then current Interest Period for such RMB Advance, (d) divided by 360. A statement in reasonable detail of the calculation of such costs and expenses shall be sent to the RMB Borrower. Additionally, if any RMB Borrower revokes or fails to borrow pursuant to any Notice of RMB Borrowing, such RMB Borrower shall reimburse each RMB Lender within 15 days after certification of such RMB Lender of such loss or expense (which shall be delivered by each such RMB Lender to Administrative Agent for delivery to such RMB Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related RMB Advance), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such RMB Lender shall have delivered to Administrative Agent and Administrative Agent shall have delivered to such RMB Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.
CLAUSE 3 Conditions Precedent
3.1	Conditions Precedent to the First RMB Advance or RMB Letter of Credit Issuance The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and all of the RMB Lenders):
(i)	the Initial RMB Borrower, the Administrative Agent and the RMB Settlement Agent and each of the RMB Lenders shall have executed and delivered to the Administrative Agent a duly executed original of this Agreement;

(ii)	each Qualified RMB Borrower, if any, shall have executed and delivered to the Administrative Agent a duly executed original of a Qualified RMB Borrower Joinder Agreement;

(iii)	the Administrative Agent shall have received an opinion of Zhong Lun

W&D Law Firm, PRC counsel for the RMB Borrowers, in the form acceptable to the Administrative Agent, the RMB Lenders and their counsel;

(iv)	the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the RMB Borrowers, the authority for and the validity of this Agreement and the other RMB Loan Documents, the incumbency of officers executing this Agreement and the other RMB Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the items listed in Section 2 of the Second Schedule, as applicable each as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a duly authorized officer of the applicable Person as of a date not more than ten (10) days prior to the Closing Date;

(v)	each RMB Borrower as of the Closing Date shall have executed a solvency certificate acceptable to the Administrative Agent;

(vi)	the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Clause 3.1 and the Notice of RMB Borrowing referred to in Clause 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;

(vii)	to the extent a RMB Borrower is a party to such agreement, such RMB Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement, the Qualified RMB Borrower Joinder Agreement and the other RMB Loan Documents and the performance thereof;

(viii)	the RMB Lenders shall be satisfied that no RMB Borrower nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect and AMB Property Corporation shall have delivered a certificate so stating;

(ix)	the reasonable fees and expenses accrued through the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP and Jun He Law Offices, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for each RMB Borrower to approve and process the same, shall have been paid to

Skadden, Arps, Slate, Meagher & Flom LLP and Jun He Law Offices, respectively;

(x)	each RMB Borrower shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such RMB Borrower of the RMB Loan Documents to which such RMB Borrower is a party and the validity and enforceability of the RMB Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(xi)	no Default or Event of Default shall have occurred; and

(xii)	each of AMB Property, L.P. and AMB Property Corporation shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 5.8 of the Master Agreement as of the Closing Date.
3.2	Conditions Precedent to Each RMB Advance and/or Each Issuance of a RMB Letter of Credit The obligation of any RMB Lender to make a RMB Advance or to participate in any RMB Letter of Credit issued by the RMB Fronting Bank and the obligation of the RMB Fronting Bank to issue a RMB Letter of Credit on the occasion of any RMB Advance is subject to the satisfaction of the following conditions:
(i)	receipt by the Administrative Agent of a Notice of RMB Borrowing as required by Clause 2.2 or a request to cause a RMB Fronting Bank to issue a RMB Letter of Credit pursuant to Clause 2.12;

(ii)	if so requested by the Administrative Agent, the RMB Borrower shall furnish to the Administrative Agent an opinion of a PRC counsel for the RMB Borrowers, acceptable to the Administrative Agent, the RMB Lenders and their counsel, opining that the intended use of the proceeds to fund the acquisition and development of properties, or the acquisition of beneficial interests in properties in PRC and for other real estate purposes in PRC complies in all respect with the then current requirements of the PRC law and regulations;

(iii)	in the event that any RMB Borrower exercised the RMB Secured Option, on or before the date that is five (5) Business Days prior to such RMB Advance, such RMB Borrower shall deliver to the Administrative Agent each of the items listed in Section 1 of the Second Schedule;

(iv)	immediately after such RMB Advance, the aggregate outstanding principal amount of the RMB Advances plus the RMB Letter of Credit Usage will not exceed the aggregate amount of the RMB Commitments;

(v)	deliver a certified copy of the receipt evidencing payment of all stamp duty payable in respect of this Agreement and the RMB Advance;

(vi)	immediately before and after giving effect to such RMB Advance or issuance of any RMB Letter of Credit, no Guarantor Default or Guarantor Event of Default, and no RMB Borrower Default or RMB Borrower Event of Default with respect to such RMB Borrower, shall have occurred and be continuing;

(vii)	the representations and warranties of such RMB Borrower contained in this Agreement and the RMB Loan Documents and the representations and warranties of AMB Property, L.P., and AMB Property Corporation in the Master Agreement (in each case, other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects on and as of the date of such RMB Advance both before and after giving effect to the making of such RMB Advances;

(viii)	no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the RMB Advances (or any RMB Letter of Credit, as applicable) or the consummation of the transactions contemplated by this Agreement; and

(ix)	no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Administrative Agent or the Majority RMB Lenders, as the case may be, has had or is likely to have a Material Adverse Effect.
Each RMB Advance hereunder or issuance of a RMB Letter of Credit hereunder shall be deemed to be a representation and warranty by each RMB Borrower receiving such RMB Advance or for whose account such RMB Letter of Credit is being issued on the date of such RMB Advance as to the facts specified in clauses (iv), (vi), (vii), (viii) and (ix) (to the extent that such RMB Borrower is or should have been aware of any Material Adverse Effect) of this Clause, except as otherwise disclosed in writing by such RMB Borrower to the RMB Lenders. Notwithstanding anything to the contrary, no making of a RMB Advance or issuance of a RMB Letter of Credit shall be permitted hereunder if such RMB Advance or RMB Letter of Credit would cause any RMB Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other RMB Loan Documents or would cause any Credit Party (as defined in the Master Agreement) to fail to be in compliance with any of the covenants contained in the Master Agreement or in any of the other Loan Documents (as defined in the Master Agreement).
PART 3
REPRESENTATIONS, WARRANTIES AND COVENANTS AND EVENTS OF
DEFAULT AND REMEDIES
CLAUSE 4 Representations & Warranties & Additional Covenants
4.1	Representations & Warranties In order to induce the Administrative Agent, the RMB Fronting Bank and each of the other RMB Lenders which is or may become a party to this Agreement to make the RMB Advances or issue the RMB Letters of Credit, the Initial RMB Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other RMB Loan Documents and the making of the RMB Advances and issuance of the Letters of Credit.
(i)	Existence and Power The Initial RMB Borrower is wholly foreign owned enterprise duly organized and validly existing under the laws of PRC. The Initial RMB Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. In particular, the Initial RMB Borrower shall comply with the requirements set out in Circular Jianzhufang [2006] No.171 (Opinions on Regulating the Entry into and the Administration of Foreign Investment in Real Estate Market) and such other laws and regulations as promulgated by the PRC government and supervision authorities from time to time concerning the type of activities carried out by the Initial RMB Borrower.

(ii)	Power and Authority
(a)	The Initial RMB Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the

RMB Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Initial RMB Borrower and the performance by the Initial RMB Borrower of the RMB Loan Documents to which it is a party.

(b)	The Initial RMB Borrower has duly executed and delivered each RMB Loan Document to which it is a party in accordance with the terms of this Agreement, and each such RMB Loan Document constitutes the legal, valid and binding obligation of the Initial RMB Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
(iii)	No Violation Neither the execution, delivery or performance by or on behalf of the Initial RMB Borrower of the RMB Loan Documents to which it is a party, nor compliance by the Initial RMB Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such RMB Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Initial RMB Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Initial RMB Borrower (or of any partnership of which the Initial RMB Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Initial RMB Borrower under any organizational document of any Person in which the Initial RMB Borrower has an interest, or cause a material default under the Initial RMB Borrower’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property of such Initial RMB Borrower (except as contemplated herein).

(iv)	Litigation Except as previously disclosed by AMB Property, L.P. and/or AMB Property Corporation in writing to the Administrative Agent, there is no action, suit or proceeding pending against or, to the knowledge of the Initial RMB Borrower, threatened against or affecting, (i) the Initial RMB Borrower, (ii) the RMB Loan Documents or any of the transactions contemplated by the RMB Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other RMB Loan Documents. As of the Closing Date, no such action, suit or proceeding exists.

(v)	Organizational Documents The Initial RMB Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of its organizational documents. Attached hereto as Exhibit D is a true, correct and complete (up to the tiers shown) organizational and transaction structure chart for the Initial RMB Borrower as of the Closing Date.

(vi)	Registrations, Filings and Stamp Duty All acts, conditions and things required to be done, fulfilled and performed have been done, fulfilled and performed in order (a) to enable the Initial RMB Borrower lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement, (b) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding and (c) to make this Agreement admissible as evidence in the PRC and under the laws of the PRC in force at the date hereof, and it is not necessary to file, record or enroll this Agreement with any court or other authority in the PRC and no stamp, registration or similar tax shall be paid on or in relation thereto, except for the filings referred to in Clause 10.3 as required by law and the payment of stamp duty of 0.005% as of the date of this Agreement (or such higher or lower percentage as may from to time be stipulated under the PRC laws and regulations) of the full amount of the RMB Advances hereunder by each of the parties thereto.
4.2	Additional Covenants.
(i)	If, at any time and from time to time, any RMB Letter of Credit shall have been issued hereunder (regardless of on whose behalf it shall have been issued) and a Guarantor Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent, after consultation with the RMB Lenders, may, and upon the demand of the Majority RMB Lenders shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Clause or otherwise, make a demand upon each RMB Borrower for whom a RMB Letter of Credit was issued, and forthwith upon such demand (but in any event within ten (10) days after such demand), each such RMB Borrower shall pay to the RMB Settlement Agent in same day funds for deposit in a special cash collateral account (the “RMB Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the RMB Lenders) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the RMB Letter of Credit Usage under the RMB Letters of Credit issued for the account of such RMB Borrower. If, at any time and from time to time, any RMB Letter of Credit shall have been issued hereunder for the account of any RMB Borrower and a RMB Borrower Event of Default shall have occurred and be continuing with respect to such RMB Borrower, then, upon the occurrence and during the continuation thereof, the Administrative Agent, after consultation with the RMB Lenders, may, and upon the demand of the Majority RMB Lenders shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Clause or otherwise, make a demand upon such defaulting RMB Borrower for whom a RMB Letter of Credit was issued, and forthwith upon such demand (but in any event within ten (10) days after such demand), such defaulting RMB Borrower shall pay to the RMB Settlement Agent in same day funds for deposit in the RMB Letter of Credit Collateral Account, an amount equal to the amount of the RMB Letter of Credit Usage under such RMB Letters of Credit issued for the account of such defaulting RMB Borrower. Interest shall accrue on the RMB Letter of Credit Collateral Account at a rate equal to the currently applicable RMB deposit rate published by the People’s Bank of China.
(ii)	Each RMB Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the RMB Lenders a lien on and a security interest in, the following collateral (the “RMB Letter of Credit Collateral”):
(a)	The RMB Letter of Credit Collateral Account, all cash of such RMB Borrower deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the RMB Letter of Credit Collateral Account;

(b)	All notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of such RMB Borrower or substitution for or in respect of any or all of the then existing RMB Letter of Credit Collateral of such RMB Borrower;

(c)	all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing RMB Letter of Credit Collateral of such RMB Borrower; provided that, if no Event of Default hereunder has occurred and is continuing, any interest, dividends or other earnings received with respect to the RMB Letter of Credit Collateral shall be distributed to RMB Borrower on a monthly basis; and

(d)	to the extent not covered by the above clauses, all proceeds of any or all of the foregoing RMB Letter of Credit Collateral.
The lien and security interest granted hereby secures the payment of all obligations of such RMB Borrower now or hereafter existing hereunder and under any other RMB Loan Document.
(iii)	Each RMB Borrower hereby authorizes the Administrative Agent for the ratable benefit of the RMB Lenders to apply, from time to time after funds of such RMB Borrower are deposited in the RMB Letter of Credit Collateral Account, funds of such RMB Borrower then held in the RMB Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by such RMB Borrower to the RMB Lenders in respect of the RMB Letters of Credit issued for the account of such RMB Borrower.

(iv)	Neither an RMB Borrower nor any Person claiming or acting on behalf of or through such RMB Borrower shall have any right to withdraw any of the funds held in the RMB Letter of Credit Collateral Account, except as provided in Clauses 4.2(ii) and 4.2(viii) hereof.

(v)	Each RMB Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the RMB Letter of Credit Collateral of such RMB Borrower or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the RMB Letter of Credit Collateral of such RMB Borrower, except for the security interest created by this Clause 4.2.
(vi)	If any Event of Default shall have occurred and be continuing:
(a) With respect to any Guarantor Event of Default under the Master Agreement, the Administrative Agent may, in its sole discretion, without notice to the RMB Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the RMB Letter of Credit Collateral of any RMB Borrower first, (x) amounts previously drawn on any RMB Letter of Credit issued for the account of any RMB Borrower that have not been reimbursed by the applicable RMB Borrower and (y) any RMB Letter of Credit Usage of any RMB Borrower described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid RMB Obligations then due and payable, in such order as the Administrative Agent shall elect. With respect to any RMB Borrower Event of Default relating to any RMB Borrower, the Administrative Agent may, in its sole discretion, without notice to the RMB Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the RMB Letter of Credit Collateral of such RMB Borrower first, (x) amounts previously drawn on any RMB Letter of Credit issued for the account of such RMB Borrower that have not been reimbursed by such RMB Borrower and (y) any RMB Letter of Credit Usage of any RMB Borrower described in clause (ii) of the definition thereof that are then due and payable from any RMB Borrower and second, any other unpaid RMB Obligations of such RMB Borrower then due and payable, in such order as the Administrative Agent shall elect. The rights of the Administrative Agent under this Clause 4.2 are in addition to any rights and remedies which any RMB Lender may have.
(b) The Administrative Agent may also exercise, in its sole discretion, in respect of the RMB Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under applicable law including contract law or guarantee law.
(vii)	The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the RMB Letter of Credit Collateral if the RMB Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereof.

(viii)	At such time as all Events of Default have been cured or waived in writing, all amounts of any RMB Borrower remaining in the RMB Letter of Credit Collateral Account shall be promptly returned to such RMB Borrower and, in the case of RMB Letters of Credit maturing after the Final Maturity, upon the return of any such RMB Letter of Credit, any amount of any RMB Borrower attributable to such RMB Letter of Credit shall be promptly returned to such RMB Borrower. Any surplus of the funds of any RMB Borrower held in the RMB Letter of Credit Collateral Account remaining after returning all RMB Letters of Credit maturing after Final Maturity issued for the account of such RMB Borrower shall be paid to such RMB Borrower.
CLAUSE 5 Events of Default
5.1	Events of Default A “RMB Borrower Event of Default” as to any RMB Borrower shall have occurred if one or more of the following events shall have occurred and be continuing:
(i)	such RMB Borrower shall fail to (i) pay when due any principal of any RMB Advance, or (ii) such RMB Borrower shall fail to pay when due interest on any RMB Advance or any fees or any other amount payable to Administrative Agent or the RMB Lenders hereunder and the same shall continue for a period of five (5) days after the same becomes due;

(ii)	such RMB Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referenced in Clause 5.1(i) hereof) and/or the RMB Security Documents of such RMB Borrower, if any, for 30 days after written notice thereof has been given to such RMB Borrower by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided such RMB Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days; provided, further, that such RMB Borrower, in lieu of such cure, may within such time periods described above, exercise its right under Clause 2.8 to cause such RMB Security Documents to be terminated and released or to select another RMB Secured Option under Clause 2.8, in which event such failure shall be deemed cured;

(iii)	any representation, warranty, certification or statement made by such RMB Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by such RMB Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to such RMB Borrower;

(iv)	such RMB Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, including under PRC law, any corporate action or proceedings are undertaken relating to bankruptcy, civil rehabilitation, commencement of corporate reorganization proceedings, commencement of company arrangement or commencement of special liquidation; and except for any such action taken for the purposes of a reconstruction or amalgamation whilst solvent on terms previously approved by the Administrative Agent or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

(v)	an involuntary case or other proceeding shall be commenced against such RMB Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against such RMB Borrower under the federal or national bankruptcy laws as now or hereafter in effect;

(vi)	at any time, for any reason, such RMB Borrower seeks to repudiate its obligations under any RMB Loan Document;

(vii)	a default by such RMB Borrower beyond any applicable notice or grace period under any of the other RMB Loan Documents to which such RMB Borrower is a party;

(viii)	any assets of such RMB Borrower shall constitute “assets” (within the meaning of ERISA (as defined in the Master Agreement) or Section 4975 of the Code (as defined in the Master Agreement), including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or

(ix)	any RMB Advances made to such RMB Borrower, any of the RMB Loan Documents to which any RMB Borrower is a party or the exercise of any of the Administrative Agent’s or any of the RMB Lender’s rights in connection therewith shall constitute a prohibited transaction under ERISA and/or the Code.
5.2 Remedies
(i)	Rights and Remedies with Respect to RMB Borrower Event of Default. Upon the occurrence of any RMB Borrower Event of Default described in Clauses 5.1(iv), (v), (vi), (viii) and (ix) with respect to such RMB Borrower, the unpaid principal amount of, and any and all accrued interest on, the RMB Advances made to such defaulting RMB Borrower and any and all accrued fees and other RMB Obligations of such defaulting RMB Borrower hereunder shall automatically become immediately due and payable by such defaulting RMB Borrower, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by such defaulting RMB Borrower; and upon the occurrence and during the continuance of any other RMB Borrower Event of Default, the Administrative Agent, following consultation with the RMB Lenders, may (and upon the demand of the Majority RMB Lenders shall), by written notice to such defaulting RMB Borrower and AMB Property, L.P., in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the RMB Lenders under applicable law or under any of the other RMB Loan Documents to which such defaulting RMB Borrower is a party, declare that the unpaid principal amount of and any and all accrued and unpaid interest on the RMB Advances made to such defaulting RMB Borrower and any and all accrued fees and other RMB Obligations of such defaulting RMB Borrower hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the RMB Loan Documents to which such defaulting RMB Borrower is a party) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by such defaulting RMB Borrower.

(ii)	Enforcement of Rights and Remedies Notwithstanding anything to the contrary contained in this Agreement or in any other RMB Loan Document, the Administrative Agent and the RMB Lenders each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the RMB Lenders under this Agreement or under applicable law with respect to this Agreement or any other RMB Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the RMB Lenders. The Administrative Agent shall act at the direction of the Majority RMB Lenders in connection with the exercise of any and all remedies under applicable law or under any of the RMB Loan Documents or, if the Majority RMB Lenders are unable to reach agreement, then, from and after an RMB Borrower Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.

(iii)	Notice of Default The Administrative Agent shall give notice to the RMB Borrower of a RMB Borrower Default promptly upon being requested to do so by the Majority RMB Lenders and shall thereupon notify all the RMB Lenders and the RMB Settlement Agent thereof. The Administrative Agent and the RMB Settlement Agent shall not be deemed to have knowledge or notice of the occurrence of any RMB Borrower Default or RMB Borrower Event of Default (other than nonpayment of principal of or interest on the RMB Advances) unless Administrative Agent or the RMB Settlement Agent has received notice in writing from a RMB Lender or a RMB Borrower or AMB Property, LP referring to this Agreement or the other RMB Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of a RMB Borrower Default or RMB

Borrower Event of Default expressly stating that such notice is a notice of a RMB Borrower Default or a RMB Borrower Event of Default, or should Administrative Agent send any RMB Borrower a notice of RMB Borrower Default or RMB Borrower Event of Default, Administrative Agent shall promptly give notice thereof to each RMB Lender.

(iv)	Remedies and Waivers No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the RMB Settlement Agent or any other RMB Finance Party or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent or preclude any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(v)	Partial Invalidity If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
PART 4
EXPENSES AND INDEMNITY
CLAUSE 6 Expenses.
6.1	Expenses Each RMB Borrower (provided each RMB Borrower shall only be liable for the enforcement costs incurred with respect to the RMB Loan Documents to which such RMB Borrower is a party) shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom LLP and Jun He Law Offices), in connection with the preparation of this Agreement, the other RMB Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable fees and disbursements of special counsel in connection with the syndication of the RMB Advances, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each RMB Lender, including, without limitation, fees and disbursements of counsel for the Agent and each of the RMB Lenders, in connection with the enforcement of the RMB Loan Documents including, without limitation, the RMB Security Documents and any other instruments referred to therein, and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which any RMB Borrower is obligated under this Clause 6.1 shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Agent and (B) counsel for all of the RMB Lenders as a group; and provided, further, that all other costs and expenses for which any RMB Borrower is obligated under this Clause 6.1 shall be limited to the reasonable non-duplicative costs and expenses of Agent. For purposes of this Clause 6.1, (1) counsel for Agent shall mean a single outside law firm representing Agent and (2) counsel for all of the RMB Lenders as a group shall mean a single outside law firm representing such RMB Lenders as a group (which law firm may or may not be the same law firm representing Agent).

6.2	RMB Lenders’ Liabilities for Costs Each RMB Lender shall, ratably in accordance with its RMB Commitment, indemnify the Agent and its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the RMB Borrowers) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Agent under this Agreement, the other RMB Loan Documents or any action taken or omitted by such indemnitee hereunder. In the event that Agent shall, subsequent to its receipt of indemnification payment(s) from RMB Lenders in accordance with this section, recoup any amount from any RMB Borrower, or any other party liable therefor in connection with such indemnification, Agent shall refund the indemnification payment(s) to the RMB Lenders which previously made such payment(s) pro rata, based upon the actual amounts which were theretofore paid by each RMB Lenders. Agent shall reimburse such RMB Lenders so entitled to reimbursement within two (2) Business Days of its receipt of such funds from such RMB Borrower or such other party liable therefor.
CLAUSE 7 Indemnity
7.1	Indemnity Each RMB Borrower agrees to indemnify Agent and each RMB Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “RMB Indemnitee”) and hold each RMB Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such RMB Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the RMB Obligations) be asserted against any RMB Indemnitee, as a result of, or arising out of, or in any way related to or by reason of any of the transactions contemplated by the RMB Loan Documents or the execution, delivery or performance of any RMB Loan Document. In addition, the indemnification set forth in this Clause 7.1 in favor of any director, officer, agent or employee of Agent or any RMB Lender shall be solely in their respective capacities as such director, officer, agent or employee. Each RMB Borrower’s obligations under this Clause shall survive the termination of this Agreement, the release of a Qualified RMB Borrower pursuant to Clause 2.15 and the payment of the RMB Obligations.
PART 5
PAYMENTS
CLAUSE 8 Currency and Payments
8.1	Currency of Account and Payment The RMB is the currency of account and payment for each and every sum at any time due from the RMB Borrower hereunder.

8.2	Payments to the RMB Settlement Agent On each date on which this Agreement requires an amount to be paid by any RMB Borrower or any of the RMB Lenders hereunder, any RMB Borrower or, as the case may be, such RMB Lender shall make the same available to the RMB Settlement Agent by payment in RMB not later than 11:00 a.m. (Beijing time) on the relevant due date in same day funds to the following or such other account or bank as the RMB Settlement Agent may from time to time specify for this purpose.

:
: 563290000018
:
: 563290000018

:
8.3	Alternative Payment Arrangements If, at any time, it shall become impracticable (by reason of any action of any governmental agency or any change in law, exchange control regulations or any similar event) for the RMB Borrower to make any payments hereunder in the manner specified in Clause 8.2 (Payments to the Administrative Agent), then the RMB Borrower may agree with each or any of the RMB Lenders alternative arrangements for the payment directly to such RMB Lender of amounts due to such RMB Lender hereunder, provided that, in the absence of any such agreement with any RMB Lender, the RMB Borrower shall be obliged to make all payments due to such RMB Lender in the manner specified herein. Upon such agreement being reached between the RMB Borrower and a RMB Lender, the RMB Borrower and such RMB Lender shall immediately notify the RMB Settlement Agent thereof and shall thereafter promptly notify the RMB Settlement Agent of all payments made directly to such RMB Lender.

8.4	Payments by the RMB Settlement Agent Save as otherwise provided herein, provided that the relevant party deposits the relevant amounts to the account designated by the RMB Settlement Agent by 11:00 a.m. (Beijing time) on the payment due date, each payment received by the RMB Settlement Agent for the account of another Person pursuant to Clause 8.2 (Payments to the RMB Settlement Agent) shall be segregated upon receipt and made available by the RMB Settlement Agent to such other Person (in the case of a RMB Lender, for the account of its RMB Facility Office) for value the same day by transfer to such account of such Person as set out in the Fifth Schedule (Payment Instructions) or in a Transfer Agreement or such other account with such RMB Lender as such Person shall have previously notified to the RMB Settlement Agent by ten (10) Business Days notice without reduction for or on account of any set-off or counterclaim. The RMB Settlement Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the RMB Loan Documents to be paid by the RMB Settlement Agent if the RMB Settlement Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the RMB Settlement Agent for that purpose.

8.5	No Set-off All payments required to be made by the RMB Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

8.6	Order of Repayment The RMB Settlement Agent shall apply the payments made by any RMB Borrower in order of expenses due and payable hereunder by such RMB Borrower, any penalty interest due from such RMB Borrower, any overdue interest due from such RMB Borrower, interest due from such RMB Borrower, and then principal due from such RMB Borrower which are then due and payable but unpaid, and in any case in accordance with the Payment Instructions, repay the amount it received to the RMB Lenders.

8.7	Treatment of RMB Lenders. The Agent may treat each RMB Lender as a RMB Lender, entitled to payments under this Agreement and acting through its RMB Facility Office unless it has received not less than five (5) Business Days prior notice from that RMB Lender to the contrary in accordance with the terms of this Agreement.

PART 6
ASSIGNMENTS AND TRANSFERS
CLAUSE 9 Successors and Assigns; Assignments and Transfers
9.1	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the RMB Borrowers may not assign or otherwise transfer any of their rights under this Agreement or the other RMB Loan Documents without the prior written consent of all RMB Lenders and the Administrative Agent and a RMB Lender may not assign or otherwise transfer any of its interest under this Agreement except as set forth in Clause 9.2 and 9.3 below.
9.2	Prior to the occurrence of an Event of Default, any RMB Lender may at any time, grant to an existing RMB Lender, one or more banks, finance companies, insurance companies or other financial institutions which are RMB Qualified Institutional Investors (a “Participant”) in minimum amounts of not less than the RMB equivalent of JPY350,000,000 (or any lesser amount in the case of participations to an existing RMB Lender) participating interests in its RMB Commitment or any or all of its portion of the RMB Advances proratably. After the occurrence and during the continuance of an Event of Default, any RMB Lender may at any time grant to any Person in any amount (also a “Participant”), participating interests in its RMB Commitment or any or all of its portion of the RMB Advances proratably. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a RMB Lender of a participating interest to a Participant, whether or not upon notice to the RMB Borrowers and the Administrative Agent, such RMB Lender shall remain responsible for the performance of its obligations hereunder, and the RMB Borrowers and the Administrative Agent shall continue to deal solely and directly with such RMB Lender in connection with such RMB Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any RMB Lender may grant such a participating interest shall provide that such RMB Lender shall retain the sole right and responsibility to enforce the obligations of the RMB Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such RMB Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Clause 11 without the consent of the Participant. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

9.3	Any RMB Lender (in such capacity, an “Assignor”) may at any time assign to a RMB Qualified Institution (in each case, a “Purchasing Lender”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than the RMB equivalent of JPY350,000,000 and integral multiple of the RMB equivalent of JPY1,000,000 thereafter (or any lesser amount in the case of assignments to an existing RMB Lender) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement and the other RMB Loan Documents, and, in either case, such Purchasing Lender shall assume such rights and obligations, pursuant to a Transfer Agreement in substantially the form of the Fourth Schedule hereto executed by such Purchasing Lender and such Assignor; provided, that if no Event of Default shall have occurred and be continuing, such assignment shall be subject to the Administrative Agent’s, the RMB Fronting Bank’s and the RMB Borrowers’ consent, which consent shall not be unreasonably withheld or delayed; and provided further that if an Purchasing Lender is an affiliate of such Assignor or was a RMB Lender immediately prior to such assignment, the RMB Borrower’s consent shall not be required. Upon execution and delivery of such instrument and payment by such Purchasing Lender to such Assignor of an amount equal to the purchase price agreed between such Assignor and such Purchasing Lender, such Purchasing Lender shall be a RMB Lender party to this Agreement and shall have all the rights and obligations of a RMB Lender with a RMB Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and such Assignor shall be released from its obligations hereunder to a corresponding extent. In connection with any such assignment (other than an assignment by a RMB Lender to an affiliate), the Assignor shall pay to the RMB Settlement Agent an administrative fee for processing such assignment in the amount of the RMB equivalent of US$3,500. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default. No Purchasing Lender of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations.
9.4	Anything in this Agreement to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, no RMB Lender shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such RMB Lender holding a RMB Commitment without participants of less than the RMB equivalent of JPY350,000,000 unless as a result of a cancellation or reduction of the aggregate RMB Commitments (or in the case of the Administrative Agent, less than the RMB Commitment of any other RMB Lender); provided, however, that no RMB Lender shall be prohibited from assigning its entire RMB Commitment so long as such assignment is otherwise permitted under this Clause 9.

9.5	The Administrative Agent shall notify the RMB Settlement Agent of any assignments or transfers made hereunder prior to the time such action is to take effect.

PART 10
MISCELLANEOUS
CLAUSE 10 Notices
10.1	Communication in Writing Unless otherwise provided by this Agreement, all notices shall be written in English (or accompanied by a certified translation thereof into the English language) and shall be provided to each party in written form. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or electronic communication) and shall be given to such party in accordance with Clause 10.2 and in the case of any RMB Lender, at its address, telex number, facsimile number or email address as provided to the Administrative Agent and the RMB Settlement Agent for this purpose. The Administrative Agent and/or the RMB Settlement Agent shall provide the RMB Borrower with the address, telex number, facsimile number or email address for each RMB Lender. Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Clause 10.1 and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 48 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, (iv) if given or made by email or any other electronic communication, when received in legible form or (v) if given by any other means, when delivered at the address specified in this Clause 10.1; provided that notices to the Administrative Agent under Clause 2 or Clause 3 shall not be effective until received.

Address All notices under this Agreement shall be delivered to the following designated addresses. In case there is any change, fifteen (15) Business Days’ prior written notice should be given to each party:

The Initial RMB Borrower: [ ]
Address:
Tel :
Fax :

The Administrative Agent:
Sumitomo Mitsui Banking Corporation, New York Branch
Address :	277 Park Avenue, 6th Floor
New York, New York 10172
Tel :	212-224-4178
Fax :	212-224-4887
E-mail Address:	csullivan@smbc-lf.com

with a copy to the RMB Settlement Agent

The RMB Settlement Agent:
Sumitomo Mitsui Banking Corporation, Shanghai Branch
Address :	30th Floor, HSBC Tower
1000 Lujiazui Ring Road
Pudong New Area
Shanghai 200120, PRC
Tel :	(8621) 6841-5000 x472
Fax :	(8621) 6841 5111
E-mail Address:	chris-xu@cn.smbc.co.jp
Attention:	Chris Xu, Assistant Vice President, Business Promotion Dept. –IV,
Multinational Corporate Banking, China Region

with a copy to:
Sumitomo Mitsui Banking Corporation, Debt Capital Markets Department
Address:	7-8/F, One International Finance Centre
1 Harbour View Street
Central Hong Kong
Tel
Fax:	(852) 2206 2988
Email Address:	stella.fong@smbc.com.hk/jennifer.yu@smbc.com.hk
Attention:	Agent Services, Debt Capital Markets Department

with a copy to the Administrative Agent (unless it is otherwise receiving notice)

10.3	Filing with PBOC Upon execution of this Agreement, the Administrative Agent shall file the Master Agreement and this Agreement. with the local branch of the People’s Bank of China and/or the local branch of the China Banking Regulatory Commission, as required by law.
CLAUSE 11 Amendments
11.1	Amendment Except as provided in Section 9.5(b) of the Master Agreement, any provision of this Agreement or the RMB Letters of Credit or other RMB Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the RMB Borrowers and the Majority RMB Lenders (and, if the rights or duties of the Administrative Agent, the RMB Settlement Agent or the RMB Fronting Bank in their capacity as Administrative Agent, the RMB Settlement Agent or the RMB Fronting Bank, as applicable, are affected thereby, by the Administrative Agent, the RMB Settlement Agent or the RMB Fronting Bank, as applicable); provided that no amendment or waiver with respect to this Agreement, the RMB Letters of Credit or any other RMB Loan Documents shall, unless signed by all the RMB Lenders, (i) increase or decrease the RMB Commitment of any RMB Lender (except for a ratable decrease in the RMB Commitments of all RMB Lenders) or subject any RMB Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any RMB Advance or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any RMB Advance or any fees hereunder or for any reduction or termination of any RMB Commitment, (iv) change the percentage of the RMB Commitments, or the number of RMB Lenders, which shall be required for the RMB Lenders or any of them to take any action under this Clause or any other provision of this Agreement or (v) modify the provisions of this Clause 11. Notwithstanding the foregoing, an amendment or waiver which relates to the rights or obligations of any Agent may not be effected without the consent of such Agent.
CLAUSE 12 Counterparts; Integration; Effectiveness
12.1	Counterparts; Integration; Effectiveness and Termination This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent, the

RMB Lenders and the Initial RMB Borrowers of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party). This Agreement shall terminate when all principal, interest, penalty interests and any other payable expenses for the RMB Facility hereunder have been repaid in full and no RMB Commitments remain outstanding.
CLAUSE 13 Language and Copies
13.1	Language and Copies There shall be five (5) copies for each original and each party shall keep one original of each version; certain copies for the counterpart shall be sent to relevant parties. RMB Borrower shall pay stamp duty for the RMB Borrower’s copy of this Agreement. The RMB Lenders shall pay stamp duty for any RMB Lenders’ copy(ies).
CLAUSE 14 Law and Jurisdiction
14.1	PRC Law The execution and implementation of this Agreement and any disputes relating to this Agreement shall be governed by and construed in accordance with the laws of the PRC.

14.2	Dispute Resolution Any dispute arising from, out of, or in connection with this Agreement shall be settled by the parties through friendly consultation.

Any dispute arising from, out of, or in connection with this Agreement, which cannot be settled by the parties themselves, shall be referred to China International Economic and Trade Arbitration Commission Shanghai Sub-commission (the “CIETAC”) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration.

The arbitral tribunal shall consist of three arbitrators to be appointed as follows: The Lenders shall jointly appoint one arbitrator and the RMB Borrower shall jointly appoint one arbitrator. The two arbitrators thereby appointed shall jointly nominate a third arbitrator, who shall be the presiding arbitrator. The presiding arbitrator shall be of a nationality different than those of the Parties. The arbitration shall be conducted in Shanghai, People’s Republic of China. The language of the arbitration shall be English. The arbitral award rendered by the arbitral tribunal shall be final and binding upon both parties.

CLAUSE 15 Taxes
15.1	Taxes Any taxes and duties incurred on execution and performance of this Agreement shall be paid and borne respectively by the RMB Borrower and the RMB Lenders in accordance with the PRC law.
Part 11
APPOINTMENT OF RMB SETTLEMENT AGENT
Clause 16 RMB Settlement Agent
16.1	Each of the RMB Finance Parties (other than the RMB Settlement Agent) hereby appoints Sumitomo Mitsui Banking Corporation, Shanghai Branch as its settlement agent in relation to the RMB Loan Documents, and Sumitomo Mitsui Banking Corporation, Shanghai Branch hereby accepts such appointment upon the terms and conditions mutually agreed between the parties.
16.2	Article VII of the Master Agreement (except Sections 7.6 and 7.10) shall be incorporated herein mutatis mutandis.

AS WITNESS, the hands of the duly authorized representatives of the parties hereto sign this Agreement on the day and year first before written.
The Initial RMB Borrower:
WEALTH ZIPPER (SHANGHAI) PROPERTY DEVELOPMENT CO., LTD.

Representative:	/s/ Oliver Treneman

Name: Oliver Treneman
Title: Vice President
[Signature Page to Credit Agreement]

The Administrative Agent and Sole Lead Arranger and Bookmanager:
SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH

Representative:	/s/ William M. Ginn

Name: William M. Ginn Title: General Manager
[Signature Page to Credit Agreement]

The RMB Settlement Agent and a RMB Lender:
SUMITOMO MITSUI BANKING CORPORATION, SHANGHAI BRANCH

Representative:	/s/ Kan Nagahisa

Name: Kan Nagahisa
Title: Senior Vice President and Head of Multinational Corporate Banking, China Region

[Signature Page to Credit Agreement]

A RMB LENDER:
THE BANK OF NOVA SCOTIA

Representative	: /s/ Judith Ki

Name: Judith Ki Title: Branch Manager — Guangzhou
[Signature Page to Credit Agreement]

1

THE FIRST SCHEDULE
The RMB Lenders and their RMB Commitments

RMB Lender	RMB Commitment	Percentage
Sumitomo Mitsui Banking	375,000,000 Chinese Renminbi	75%
Corporation, Shanghai Branch

The Bank of Nova Scotia	125,000,000 Chinese Renminbi	25%

	500,000,000 Chinese Renminbi	100%

THE SECOND SCHEDULE
Conditions Precedent Documents
1.	Security Documents (if a RMB Borrower exercises RMB Secured Option under Clause 9)
(1)	the relevant land use or title certificates in respect of the RMB Secured Property and such other documents relating to the lawful ownership of the RMB Secured Property including, without limitation, if the RMB Secured Option is a RMB Mortgage, all title documents, approvals and consents relating to assets mortgaged by such RMB Borrower.

(2)	the Security Documents (including, without limitation, the Mortgages and/or Share Pledges) duly executed by the parties thereto and all documents required thereunder.

(3)	the relevant board and/or shareholders’ resolutions authorising the Security Documents.

(4)	if the RMB Secured Option is a RMB Mortgage, all the relevant mortgage registration certificates in respect of the RMB Secured Property issued in favour of the Administrative Agents (on behalf of the RMB Lenders).

(5)	if the RMB Secured Option is a RMB Mortgage, the property insurance naming Administrative Agent (on behalf of the RMB Lenders) as additional insured.

(6)	evidence of due payment of all stamp duty, taxes and other fees and charges payable in respect of the Security Documents.
2.	Corporate Documents
Each RMB Borrower shall submit the true copies of the following documents (the documents referred to herein and which are required to be certified true copies, shall be certified a true copy of the original by a duly authorized officer of the RMB Borrower):
(1)	the current Joint Venture Contract and/or Articles of Association and any other related documents consisting of the Joint Venture Contract and/or Articles of Association;

(2)	the approval documents issued by Ministry of Commerce or its authorized branches in respect to the Articles of Association of the RMB Borrower;

(3)	the valid Certificate of Approval for Enterprises with Foreign Investment of the RMB Borrower issued by Ministry of Commerce or its authorized branches;

(4)	the valid Business License of the RMB Borrower issued by the State Administration for Industry and Commerce or its authorized branches;

(5)	the Organisation and Institution Code Certificate of the RMB Borrower;

(6)	the State and local Tax Registration Certificate of the RMB Borrower;

(7)	the Finance Registration Certificate of the RMB Borrower;

(8)	the Customs Registration Certificate of the RMB Borrower;

(9)	a list of the directors of the RMB Borrower and the photocopies of the specimen signatures of authorized representative by the board of directors;

(10)	the verification report issued by a public accountant firm verifying the shareholder of the RMB Borrower has paid in the registered capital of the RMB Borrower;

(11)	the resolution of the board of directors of the RMB Borrower to approve the drawdown of the RMB Advances according to this Agreement and to authorize one or more Persons to sign this Agreement, the Notice of RMB Borrowing and the request to the RMB Fronting Bank for issuance of any RMB Letter of Credit and other documents relating to this Agreement, and the photocopies of the specimen signatures of such authorized representative.

THE THIRD SCHEDULE
Form of Notice of RMB Borrowing (format)

To:	Sumitomo Mitsui Banking Corporation, Shanghai Branch as RMB Settlement Agent

Dated:	[ ]
Dear Sirs,
1.	We refer to the RMB revolving credit agreement (as from time to time amended, varied, novated or supplemented, the “RMB Loan Agreement”) dated October ___, 2007 and made between, inter alia, the undersigned as RMB Borrower, Sumitomo Mitsui Banking Corporation, New York Branch, as Administrative Agent and Sole Lead Arranger and Bookmanager, you as RMB Settlement Agent and the financial institutions named therein as RMB Lenders. Terms defined in the RMB Loan Agreement shall have the same meaning in this notice.

2.	We hereby give you notice that, pursuant to the RMB Loan Agreement and on [insert date of proposed RMB Advance], we wish to borrow an RMB Advance in an amount of RMB [insert amount] upon the terms and subject to the conditions contained therein. The intended Interest Period of this drawdown is .

3.	The RMB Advance shall be used exclusively for the purposes specified in Clause 2.11 of the RMB Loan Agreement.

4.	We hereby confirm that the representations and warranties set out in the RMB Loan Agreement pursuant to Clause 4 thereof (in each case, other than representations and warranties which expressly speak as of a different date) are true in all material respects and shall remain true on and as of the date of the RMB Advance requested in this Drawdown Notice.

5.	No Guarantor Default or Guarantor Event of Default, and no RMB Borrower Default or RMB Borrower Event of Default with respect to the undersigned, has occurred and is continuing or will result after giving effect to the RMB Advance requested in this Notice of RMB Borrowing.

6.	The amounts available for drawing under the following RMB Facility are:
RMB Advance RMB [insert amount]
7.	Please arrange for proceeds of this drawdown to be credited, to our account, number [ ] with [ ], for the account of [ ]
8.	Please note that the project information for this drawdown is as follows:-
(i) Borrower:
(ii) Date of RMB Advance:
(iii) Project:
A. Project Name:
B. Project Location:
C. Land Size, if known (estimate):
D. Building Size, if known (estimate):
E. Estimated Substantial Completed Date:
F. Estimated Preliminary Project Budget:
Yours faithfully
[signature block of applicable RMB Borrower]

cc:	Sumitomo Mitsui Banking Corporation, New York Branch Sumitomo Mitsui Banking Corporation (Debt Capital Markets Department in Hong Kong)

THE FOURTH SCHEDULE
Form of Transfer Agreement
TRANSFER AGREEMENT
Relating to the RMB Revolving Credit Agreement (as from time to time amended, varied, novated or supplemented, the “RMB Loan Agreement”), dated October ___, 2007, by and among Wealth Zipper (Shanghai) Property Development Co., Ltd., as Initial RMB Borrower, Sumitomo Mitsui Banking Corporation, New York Branch, as Administrative Agent and Sole Lead Arranger and Bookmanager, Sumitomo Mitsui Banking Corporation, Shanghai Branch, as RMB Settlement Agent and the financial institutions named therein as RMB Lenders.
This TRANSFER AGREEMENT (this “Transfer Agreement”) dated as of                     , 200___between                      (the “Assignor”) and                      having an address at                      (the “Purchasing Lender”).
Terms defined in the RMB Loan Agreement shall, subject to any contrary indication, have the same meanings herein.
1.	In consideration of the amount set forth in the receipt (the “Receipt”) given by Assignor to Purchasing Lender of even date herewith, and transferred by wire to Assignor, Assignor hereby assigns and sells, without recourse, representation or warranty except as specifically set forth herein, to the Purchasing Lender, and the Purchasing Lender hereby purchases and assumes from Assignor, a ___% interest (the “Purchased Interest”) of the RMB Advances constituting a portion of the Assignor’s rights and obligations under the RMB Loan Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest of the Assignor in any RMB Advances owing to the Assignor, any RMB Commitment of Assignor and any other interest of the Assignor under any of the RMB Loan Documents.
2.	The Assignor (i) represents and warrants that as of the date hereof the aggregate outstanding principal amount of its share of the RMB Advances owing to it (without giving effect to assignments thereof which have not yet become effective) is $ ; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) represents and warrants that it has not received any notice of any Default or Event of Default from any RMB Borrower; (iv) represents and warrants that is has full power and authority to execute and deliver, and perform under, this Transfer Agreement, and all necessary corporate, partnership and/or other action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (v) represents and warrants that this Transfer Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (vi) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (or the truthfulness or accuracy thereof) made in or in connection with the RMB Loan Agreement, or the other RMB Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the RMB Loan Agreement, or the other RMB Loan Documents or any other instrument or document furnished pursuant thereto; and (vii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any RMB Borrower or the performance or observance by any RMB Borrower of any of its obligations under the RMB Loan Agreement or the other RMB Loan Documents or any other instrument or document furnished pursuant thereto. Except as specifically set forth in this Paragraph 2, this assignment shall be without recourse to Assignor.
3.	The Purchasing Lender (i) confirms that it has received a copy of the RMB Loan Agreement, and the other RMB Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Agreement and to become a party to the RMB Loan Agreement, and has not relied on any statements made by Assignor; (ii) agrees that it will, independently and without reliance upon any of the Administrative Agent, the Assignor or any other RMB Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the RMB Borrowers and will make its own credit analysis, appraisals and decisions in taking or not taking action under the RMB Loan Agreement, and the other RMB Loan Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the RMB Loan Agreement, and the other RMB Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (iv) agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the RMB Loan Agreement are required to be performed by it as a RMB Lender; (v) specifies as its addresses for notices and its RMB Facility Office, the addresses and offices set forth beneath its name on the signature page hereof; (vi) represents and warrants that it has full power and authority to execute and deliver, and perform under, this Transfer Agreement, and all necessary corporate, partnership and/or other action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (vii) represents and warrants that this Transfer Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (viii) represents and warrants that the interest being assigned hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws; and represents and warrants that it satisfies the requirements of a RMB Qualified Institution.
4.	This Transfer Agreement shall be effective on the date (the “Effective Date”) on which all of the following have occurred (i) it shall have been executed and delivered by the parties hereto, (ii) copies hereof shall have been delivered to the Administrative Agent, AMB Property, L.P. and the RMB Borrowers, and (iii) the Purchasing Lender shall have paid to the Assignor the agreed purchase price as set forth in the Receipt.
5.	On and after the Effective Date, (i) the Purchasing Lender shall be a party to the RMB Loan Agreement and, to the extent provided in this Transfer Agreement, have the rights and obligations of a RMB Lender thereunder and be entitled to the benefits and rights of the RMB Lenders thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Agreement as to the Purchased Interest, relinquish its rights and be released from its obligations under the RMB Loan Agreement.
6.	From and after the Effective Date, the Assignor shall cause the RMB Settlement Agent to make all payments under the RMB Loan Agreement in respect of the Purchased Interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Lender.
7.	This Transfer Agreement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.
8.	The Assignor hereby represents and warrants to Purchasing Lender that it has made all payments demanded to date by the Administrative Agent or RMB Settlement Agent in connection with the Assignor’s RMB Commitment Proportion of the obligation to reimburse the Administrative Agent or RMB Settlement Agent for its expenses and made all RMB Advances required. In the event the Administrative Agent or RMB Settlement Agent shall demand reimbursement for fees and expenses from Purchasing Lender for any period prior to the Effective Date, Assignor hereby agrees to promptly pay the Administrative Agent or RMB Settlement Agent such sums directly, subject, however, to Paragraph 12 hereof.
9.	The Assignor will, at its sole cost and expense, and without expense to Purchasing Lender, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Purchasing Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchasing Lender the property and rights hereby given, granted, bargained, sold, aliened, enfeoffed, conveyed, confirmed, assigned and/or intended now or hereafter so to be, on which Assignor may be or may hereafter become bound to convey or assign to Purchasing Lender, or for carrying out the intention or facilitating the performance of the terms of this Transfer Agreement or for filing, registering or recording this Transfer Agreement.
10.	The parties agree that no broker or finder was instrumental in bringing about this transaction. Each party shall indemnify, defend the other and hold the other free and harmless from and against any damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by such party arising from claims by any broker or finder that such broker or finder has dealt with said party in connection with this transaction.
11.	Subject to the provisions of Paragraph 12 hereof, if, with respect to the Purchased Interest only, Assignor shall on or after the Effective Date receive (a) any cash, note, securities, property, obligations or other consideration in respect of or relating to the RMB Advances or the RMB Loan Documents or issued in substitution or replacement of the RMB Advances or the RMB Loan Documents, (b) any cash or non-cash consideration in any form whatsoever distributed, paid or issued in any bankruptcy proceeding in connection with the RMB Advances or the RMB Loan Documents or (c) any other distribution (whether by means of repayment, redemption, realization of security or otherwise), Assignor shall accept the same as Purchasing Lender’s agent and hold the same in trust on behalf of and for the benefit of Purchasing Lender, and shall deliver the same forthwith to Purchasing Lender in the same form received, with the endorsement (without recourse) of Assignor when necessary or appropriate. If the Assignor shall fail to deliver any funds received by it within the same Business Day of receipt unless such funds are received after 1:00 p.m. Shanghai time, then the following Business Day after receipt, said funds shall accrue interest at the rate of and in addition to promptly remitting said amount, Assignor shall remit such interest from the date received to the date such amount is remitted to the Purchasing Lender.
12.	Assignor and Purchasing Lender each hereby agree to indemnify and hold harmless the other, each of its directors and each of its officers in connection with any claim or cause of action based on any matter or claim based on the acts of either while acting as a RMB Lender under the RMB Loan Agreement. Promptly after receipt by the indemnified party under this Clause of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof. If any such action is brought against any indemnified party and that party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Clause for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In no event shall the indemnified party settle or consent to a settlement of such cause of action or claim without the consent of the indemnifying party.
13.	THIS TRANSFER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF [THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REGARD TO CHOICE OF LAW RULES].

Transfer Agreement Schedule
1.	Assignor:

2.	Purchasing Lender:

3.	Effective Date:

4.	Amount of RMB Advances and/or RMB Commitment Transferred:

5.	Amount of Commitment Transferred:
Administrative Details of Purchasing Lender
Address:
Contact Name:
RMB Payment Instructions:
Telex:
Fax:
Telephone:
E-mail Address:

THE FIFTH SCHEDULE
Payment Instructions
RMB Lender’s name [PLEASE INCLUDE NAME OF BRANCH/OFFICE]:
Pay to:
RMB Lender’s name:
Pay to: